UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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EVERCORE PARTNERS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2014

The Annual Meeting of Stockholders of Evercore Partners Inc. will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 5, 2014, at 9:00 a.m., local time, for the following purposes:

•	to elect the eight director nominees identified in the accompanying Proxy Statement;

•	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

•	to transact such other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 16, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

To be sure that your shares are properly represented at our Annual Meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

If you plan to attend the Annual Meeting of Stockholders in person, you will need to bring photo identification. In addition, if your shares are held in the name of a bank, broker or other holder of record, you must also bring with you a letter (and a legal proxy if you wish to vote your shares) from the bank, broker or other holder of record confirming your ownership as of the record date. See “What do I need to do if I want to attend the Annual Meeting?” on pages 7-8 of the Proxy Statement.

Along with the attached Proxy Statement for the Annual Meeting of Stockholders, we are enclosing our 2013 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Corporate Secretary

April 25, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2014

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2013 Annual Report to Stockholders are also available at www.proxyvote.com.

EVERCORE PARTNERS INC.

55 East 52nd Street

38th Floor

New York, New York 10055

PROXY STATEMENT

Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 5, 2014, at 9:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the enclosed proxy card or voting instruction card and the 2013 Annual Report to Stockholders (which includes our Form 10-K) are first being mailed to stockholders on or about April 25, 2014.

In this Proxy Statement, the “Company” refers to Evercore Partners Inc. and “we,” “us,” “our” or “Evercore” all refer to Evercore Partners Inc. and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 62.

PROXY SUMMARY

This summary is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Agenda and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Election of eight directors	FOR each nominee	10
2. Advisory vote to approve the compensation of our NEOs	FOR	55
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2014	FOR	60

Performance Highlights

The following are highlights of the Company’s 2013 U.S. GAAP performance, which is discussed further under “Compensation of our Named Executive Officers.”

•	TSR of 102% in the last year, 90% over the past three years and 443% over the past five years, outperforming the market

•

Repurchases of 2.5 million shares and Evercore LP limited partnership units during the year, returning $128.2 million of cash to stockholders, including dividends, and more than offsetting the dilutive effects of annual bonus equity awards. In October 2013, our Board authorized the repurchase of additional shares of Class A common stock and Evercore LP limited partnership units so that going forward Evercore will be able to repurchase an aggregate of 5 million shares of Class A common stock and Evercore LP limited partnership units for up to $250 million

•	Net Revenues of $765.4 million, up 19% compared to 2012

•	Assets Under Management in consolidated businesses: $13.6 billion, up 13% during 2013

•	Dividend increased to $0.25 per share for the last quarter of 2013

Compensation Highlights

Our pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of stockholders. The following are highlights of our 2013 NEO compensation structure, as determined by our independent Compensation Committee, as discussed further under “Compensation of our Named Executive Officers.”

•	No Change in Base Salaries. Base salary continues to represent a minority of total compensation, and has not been increased for our NEOs since they joined us.

•

Annual Incentive Compensation 50% in Unvested Equity. For 2013, bonuses for NEOs were paid 50% in cash and 50% in RSUs that vest over four years. The Compensation Committee sets the bonus amount in its sole discretion and then allocates between cash and RSUs and, as such, these RSUs are not paid as additional compensation.

•	Modest Compensation Increase Compared to Performance. Total annual incentive compensation for 2013 increased only 6% from 2012 for our CEO, as compared to a one-year TSR of 102%.

•

Adoption of Equity Ownership Guidelines for Executive Officers and Significant Equity Ownership by NEOs. Our NEOs hold significant amounts of equity in our company, and we recently adopted formal equity ownership guidelines for executive officers in response to stockholder feedback. All employees, including our NEOs, are prohibited from hedging or pledging their equity securities.

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2014 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 16, 2014, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you attend our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

You will be voting:

•	to elect the eight director nominees identified in this Proxy Statement;

•	to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement;

•	to ratify the selection of Deloitte as our independent registered public accounting firm for 2014; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•

a vote FOR the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard and Ralph L. Schlosstein to serve as directors until the next Annual Meeting or until their successors are duly elected and qualified;

•	a vote FOR the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2014.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy without attending our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your proxy card:

•

Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•

Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date.

We urge you to vote by proxy even if you plan to attend our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to attend the Annual Meeting. If you are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you attend the Annual Meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and bring it to the meeting. Please also see the information under “—What do I need to do if I want to attend the Annual Meeting?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What type of financial information is used in this Proxy Statement?

Consistent with SEC rules, the Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP. SEC rules do not permit us to disclose non-GAAP financial measures without also including or referencing a reconciliation to the GAAP numbers.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram below depicts our organizational structure. Our organizational structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public over the past few years.

Our SMDs and certain other individuals and entities who contributed assets to receive equity in Evercore hold their equity in limited partnership units issued by Evercore LP, a Delaware limited partnership. However, in order to have similar voting rights as holders of Class A common stockholders, all holders of Evercore LP limited partnership units (other than the Company) also hold Class B common stock, which entitles them to one vote for each vested and unvested limited partnership unit in Evercore LP held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

While the Class B common stock has no economic rights, the Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company.

Evercore LP makes pro-rata distributions to the partners of Evercore LP based on their interest in Evercore LP concurrent with Evercore LP distributions to the Company. Furthermore, vested Evercore LP limited partnership units, at the discretion of the unit holder, are exchangeable on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. No conversion or exercise price is required to be paid to convert vested Evercore LP limited partnership units into Class A common stock. Thus, it is through the combination of Class B common stock of Evercore and Evercore LP limited partnership units that these equity holders have the same basic equity interests as if they held an equivalent amount of Class A common stock.

Because of our corporate structure and for the reasons stated above, we view our share count as including Evercore LP limited partnership units. When we calculate total shares and share equivalents, we include Evercore LP limited partnership units. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of Class A common stock outstanding and the number of votes associated with Class B shares, which is equal to the number of vested and unvested Evercore LP limited partnership units. As of April 16, 2014, the record date for our Annual Meeting, 39,603,175 shares of Class A common stock and Class B common stock are entitled to vote.

What is our share count?

As of April 16, 2014, the record date for our Annual Meeting, our share count was as follows:

Shares of Class A common stock outstanding	34,826,942
Evercore LP Limited Partnership Units outstanding	4,776,233

Total shares	39,603,175

What constitutes a quorum?

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of Evercore LP limited partnership units) entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, the election of the directors listed herein and the advisory vote to approve the compensation of our NEOs are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his/her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 16, 2014.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of vested and unvested limited partnership units in Evercore LP that you held as of the close of business on April 16, 2014.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each proposal and how are votes counted?

	Elect the eight director nominees identified in this Proxy Statement	Advisory vote to approve the compensation of our NEOs	Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2014
How many votes are required for approval?	A plurality of affirmative votes cast, even if less than a majority	A majority of affirmative votes cast	A majority of affirmative votes cast

How are director withhold votes treated?	Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld	N/A	N/A

How are abstentions votes treated?	Abstentions will not be counted as votes cast	Abstentions will not be counted as votes cast	Abstentions will not be counted as votes cast

How are broker non-votes handled?	Broker non-votes will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter

How will signed proxies that do not specify voting preferences be treated?	Votes will be cast for the eight director nominees identified in this Proxy Statement	Votes will be cast for the approval of the compensation of our NEOs	Votes will be cast for the ratification of the selection of Deloitte as our independent public accounting firm for 2014

It is important to note that the proposals to approve the compensation of our NEOs and ratify the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of these votes in making future compensation decisions. If our stockholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by our Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

•	FOR the election of each of the director nominees listed herein;

•	FOR the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement; and

•	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2014.

In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 4, 2014;

•	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 4, 2014;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 4, 2014; or

•	voting in person at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance Advisors LLC to assist in the solicitation and distribution of proxies, and Alliance will receive a fee of approximately $30,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Will the Annual Meeting be webcast?

Our Annual Meeting will not be webcast.

What do I need to do if I want to attend the Annual Meeting?

All holders of Class A common stock and Class B common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, may attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, you must bring your proxy card and photo identification. If you are a representative of a stockholder that is an entity, you must also bring evidence of your authority to represent that entity. If your shares are held in the name of a bank, broker or other holder of record, you must bring with you a legal proxy if you wish to vote your shares and a letter from the bank, broker or other holder of record confirming your ownership as of the record date, which is April 16, 2014. Failure to bring the necessary documentation may delay your ability to attend or may prevent you from attending and voting at the meeting. A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every such stockholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no stockholder proposals that meet the criteria. Therefore, stockholder proposals raised at the meeting will not be considered during the Annual Meeting. Stockholders may submit proposals and other matters for consideration at the 2015 Annual Meeting as described in “Stockholder Proposals and Nominations for 2015 Annual Meeting.”

The Annual Meeting will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 5, 2014, at 9:00 a.m., local time. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@evercore.com or call (212) 857-3100.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31st of each year. Our 2013 fiscal year was from January 1, 2013 through December 31, 2013. Our 2014 fiscal year will be from January 1, 2014 through December 31, 2014.

ANNUAL REPORT AND CORPORATE SECRETARY

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.evercore.com and clicking on the “Investor Relations” link;

•	writing to Investor Relations at Evercore Partners Inc., 55 East 52nd Street, 38th floor, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, 38th floor, New York, New York 10055.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated eight persons identified herein for election as directors, each of whom is a director currently, to hold office until the next Annual Meeting or until the election and qualification of their successors.

On April 21, 2014, Mr. Anthony N. Pritzker gave notice to the Board of his resignation from our Board, effective as of the date thereof. Mr. Pritzker’s decision was not due to any disagreement with the Company’s management or the Board. The Company thanks Mr. Pritzker for his valued contributions to the Board. The Nominating and Corporate Governance Committee is actively engaged in a process for evaluating potential candidates for our Board who meet all of the rigorous SEC and NYSE independence standards discussed further in the “Corporate Governance” section.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 16, 2014; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	68	Executive Chairman, Co-Chairman of the Board and Director	2006
Pedro Aspe	63	Co-Chairman of the Board and Director	2006
Richard I. Beattie	74	Director	2010
Francois de Saint Phalle	68	Director	2006
Gail B. Harris	61	Director	2006
Curt Hessler	70	Director	2006
Robert B. Millard	63	Director	2012
Ralph L. Schlosstein	63	CEO, President and Director	2009

Roger C. Altman, Executive Chairman and Co-Chairman of the Board, co-founded Evercore in 1996 and served as our CEO until May 2009. Since May 2009, Mr. Altman has served as our Executive Chairman and has remained an executive officer. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold to Shearson/American Express. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York-Presbyterian Hospital and serves on its Finance Committee, and he also is vice chairman of the board of the American Museum of Natural History. He also serves as chairman of New Visions for Public Schools, a not-for-profit organization that develops and implements programs to effect system-wide improvements in public education in New York City. He is a member of the Council on Foreign Relations and a director of Conservation International. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Pedro Aspe, Co-Chairman of the Board, founded Evercore Partners Mexico (formerly Protego Asesores S. de R.L.) in 1996, and serves as Evercore Partners Mexico’s chairman of the board of directors and chief executive officer. Evercore Partners Mexico’s activities include financial advisory services, private equity investment management and, through its subsidiary Evercore Casa de Bolsa, S.A. de C.V. (formerly Protego

Casa de Bolsa, S. A. de C.V.), investment and risk management advice, trade execution and custody services for client assets. Since 1995, Mr. Aspe has been a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe was elected as one of our directors and became an executive officer in connection with our acquisition of Evercore Partners Mexico. Mr. Aspe is a principal, member of the investment committee and chairman of the advisory board of the Discovery Fund and EMP II, and he is also a principal and member of the investment committee of EMP III. Mr. Aspe serves as a director of Televisa S.A. de C.V. and the McGraw Hill Companies, and serves as a member of the advisory board of Marvin & Palmer. Mr. Aspe is a member of the board of the Carnegie Foundation and of CIDE in Mexico City. Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Richard I. Beattie is Senior Chairman of STB, a position he has held since 2004. Mr. Beattie has been a partner of STB since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. He is a member of the board of directors of Harley-Davidson, Inc. and Heidrick & Struggles International, Inc.

Mr. Beattie is also a member of the board of directors of the Carnegie Corporation and the National Women’s Law Center, as well as a member of the Council on Foreign Relations, Vice Chairman of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and Chairman of the Board of Managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also chairman of the board and founder of New Visions for Public Schools. Mr. Beattie joined STB in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Francois de Saint Phalle has been a private equity investor, financial advisor and investment banker for more than 35 years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was chief operating officer and vice chairman of Dillon, Read & Co. Inc. before it was merged into UBS AG. In this capacity, he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989, he served as chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express, which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980. Mr. de Saint Phalle is also a director of BlackRock Kelso Capital Corporation and serves on its audit and governance committees.

Mr. de Saint Phalle is a member emeritus of the board of visitors of Columbia College. He received his B.A. from Columbia College.

Gail B. Harris is our Board’s lead director, and was a corporate partner at STB from 1984 to 1998. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. Her practice included an emphasis on media companies and joint ventures. While at STB, Ms. Harris also represented issuers and underwriters in public equity and debt transactions and in the development of new financial products. She was also a member of the new partners committee and co-chaired the personnel committee. Ms. Harris is a director of CIGNA Life Insurance Company of New York and chair of the outside directors and audit committee. Additionally, Ms. Harris is an adjunct professor of law at Ohio State University of Moritz College of Law, where she participates in their Distinguished Practitioners in Residence Program in Business Law. She is President Emeriti and a current member of the board of directors of New York Cares, a leading non-profit organization which creates and manages volunteer programs in New York City for over 1,200 agencies, non-profits and public schools.

Ms. Harris is a member of the Board of Trustees of Stanford University and serves on the Dean’s Advisory Council of Stanford Law School. Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler has been an adjunct professor at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was vice-chairman and chief financial officer of Unisys Corporation; from 1991 to 1995, he was executive vice president of Times Mirror Company; he was chairman of I-net. Inc. during 1996; and he was president of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, executive director of the President’s Economic Group, and associate director of the Office of Management and Budget. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Robert B. Millard is currently Chairman of Realm Partners LLC. From 1976 until September 2008, Mr. Millard held various positions, including Managing Director at Lehman Brothers and its predecessors. Mr. Millard serves as the lead independent director of L-3 Communications Corporation. He also served as a director of Weatherford International Inc. until February 2012 and Gulfmark Offshore, Inc. until July 2013. In addition, he serves on the board of trustees of the MIT Corporation (Executive Committee) and is chairman of the MIT Investment Management Company. He is a member of the Council on Foreign Relations and serves on its Finance and Budget Committee.

Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from the Massachusetts Institute of Technology.

Ralph L. Schlosstein has served as our CEO and President since May 22, 2009, and prior to joining Evercore, was the CEO of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was for over 20 years the President of BlackRock, a publicly traded asset management firm. Mr. Schlosstein co-founded BlackRock in 1988, was a director, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. While at Lehman, Mr. Schlosstein started the firm’s interest rate swap business and led its Mortgage and Savings Institutions Group. From 1977 to 1981, Mr. Schlosstein worked for the Federal government. Initially, he was deputy to the assistant secretary of the Treasury Department. In mid-1977, he became associate director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a member of the visiting board of overseers of the John F. Kennedy School of Government at Harvard University, a trustee of New Visions for Public Schools and a trustee of the Lincoln Center for the Performing Arts. Previously, Mr. Schlosstein was a director of Pulte Corporation, the nation’s largest homebuilder, a trustee of Denison University, a trustee of Trinity School in New York City, a trustee of the American Museum of Natural History, and a trustee of The Public Theater in New York City. He earned a B.A. degree in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above. In particular, with regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore. With regard to Mr. Aspe, the Board considered his experience as a founder and CEO of Evercore Partners Mexico, which was and is involved in similar business lines as our U.S. operations, along with Mr. Aspe’s reputation and stature in Mexico, Latin America generally and the United States, due to his senior level government experience and board experience with major multi-national corporations. With regard to Mr. Beattie, the Board considered his leadership experience at STB and his legal experience counseling boards on governance issues, his experience advising multi-national companies on a wide range of business transactions and his experience serving on other boards. With regard to Mr. de Saint Phalle, the Board considered his extensive experience in investment banking, private equity, corporate finance and the investment management industry and his experience with financial and accounting matters. With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multi-national companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience. With regard to Mr. Hessler, the Board considered his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his board experience, his legal experience and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group. With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his leadership experience as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters. With regard to Mr. Schlosstein, the Board considered his service as our CEO and President and his investment and financial management experience, including his leadership experience as the President and co-founder of BlackRock for over 20 years.

To find additional information on these directors, see “Related Person Transactions and Other Information.”

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard and Ralph L. Schlosstein, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions in your signed proxy card, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Aspe, Beattie, de Saint Phalle, Hessler, Millard and Schlosstein and Ms. Harris. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 16, 2014.

See “Proposal 1—Election of Directors” above for information about Messrs. Altman, Aspe and Schlosstein.

Adam B. Frankel (46), General Counsel, is responsible for our legal and compliance functions. Prior to joining us in July 2006, Mr. Frankel was senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc. from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the office of the general counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at STB in London and New York.

From 2006-2009, Mr. Frankel was a member of the board of directors and the compensation and audit committees of Picis, Inc., an established provider of innovative health care information technology solutions focused on the delivery of patient care in the high acuity areas of the hospital. Mr. Frankel is a member of the Council on Foreign Relations, a member of the Board of Visitors of Stanford Law School, and a trustee at the Greenwich Academy and the Sesame Workshop. He has a B.A. from Brown University and a J.D. from Stanford Law School.

Andrew Sibbald (47), serves as CEO of Evercore Partners International. Mr. Sibbald was previously the co-founder, senior partner and a managing director of Lexicon, a leading U.K. independent investment banking advisory firm, which was acquired by us in August of 2011. Upon the closing of that acquisition, Mr. Sibbald became the CEO of our European Advisory business. Mr. Sibbald co-founded Lexicon in 2000. From 1997 to 2000, Mr. Sibbald served as a managing director of the Financial Institutions Group at Donaldson, Lufkin & Jenrette, where he led a team specializing in mergers and acquisitions in the financial institutions sector. From 1993 to 1997, he served as a Partner at The Phoenix Partnership, a corporate advisory and private equity business which was acquired by Donaldson, Lufkin & Jenrette in 1997. Prior to joining The Phoenix Partnership, he worked in the Financial Institutions Group at Chemical Bank and the Financial Institutions Group at Manufacturers Hanover.

Mr. Sibbald was a Non-Executive Director of Homeserve Plc between 2007 and 2011. Mr. Sibbald has a BSc (Hons) from Bristol University, U.K.

Robert B. Walsh (57), CFO, is responsible for our financial, tax, information technology and facilities functions and certain similar functions for our private equity funds. Mr. Walsh was appointed CFO in June 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a Bachelor of Science degree from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and IFA Insurance Company, a privately held property-casualty insurer, and is a trustee of the Oak Knoll School of the Holy Child.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2013, except as previously disclosed, all such Section 16(a) filing requirements were met, except that one Form 4 was filed late on behalf of each of Messrs. Altman and Walsh in connection with each of their sale of shares of Class A common stock.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

In terms of individuals, limited partnership units in Evercore LP are held by current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Messrs. Altman, Aspe and Frankel. In addition, Mr. Schlosstein holds limited partnership units he acquired in connection with joining Evercore. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO, including Messrs. Altman, Aspe and Frankel, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units since the IPO, certain SMDs became entitled to payments under the tax receivable agreement. The following table shows the amount paid to our executive officers pursuant to the tax receivable agreement during 2013:

Name	Tax Receivable Payments During 2013
Roger C. Altman	$1,094,878
Adam B. Frankel	$46,760
Pedro Aspe	$128,165

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain current and former SMDs, including Messrs. Altman, Aspe and Frankel, upon exchange of limited partnership units of Evercore LP held by such SMDs. Under the registration rights agreement, such SMDs have the right to request us to register the sale of their shares of Class A common stock and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such SMDs will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other SMDs or initiated by us.

Relationship with Our Private Equity Funds

Our Pre-IPO Funds

Prior to our IPO, Mr. Altman was awarded the right to receive a portion of the carried interest earned by the general partner of the ECP II private equity fund and Mr. Aspe was awarded the right to receive a portion of the carried interest earned by the general partner of the Discovery Fund. Following our reorganization in connection with the IPO, the general partners of these funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation.

However, Evercore LP, through its subsidiaries, is a non-managing member of the general partner of ECP II and is entitled to receive (1) 0% to 10% (depending on the particular fund investment) of the carried interest realized from ECP II and (2) gains (or losses) on investments made by ECP II based on the amount of capital in ECP II which is contributed to, or subsequently funded by, us. Under the terms of the acquisition agreement for Evercore Partners Mexico, Evercore is obligated to pay the partners that sold Evercore Partners Mexico 90% of the return proceeds and carried interest it receives from its investment in the general partner of the Discovery Fund. As a result, ECP II transactions involving Mr. Altman and Discovery Fund transactions involving Mr. Aspe are deemed to be Related Person Transactions given our continued interest in those funds.

Our Post-IPO Funds

Evercore LP, through its subsidiaries, is a non-managing member of the general partner of EMP II and EMP III, and is entitled to (i) 50% of the carried interest realized from EMP II and EMP III and (ii) as an indirect investor in EMP II and EMP III, gains (or losses) on investments made by EMP II and EMP III based on the amount of capital which is contributed to, or subsequently funded by, Evercore LP or its subsidiaries. For EMP II and EMP III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of EMP II and EMP III, although a portion of the carried interest is allocated to employees, including Mr. Aspe, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of EMP II and EMP III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in EMP II and EMP III. The general partners of each of EMP II and EMP III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in EMP II and EMP III by third-party investors. Each of EMP II and EMP III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to EMP II and EMP III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. As a result, Mr. Aspe may receive additional carried interest payments in any fiscal year attributable to carried interest allocated in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). For EMP II and EMP III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for EMP II and EMP III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of EMP II and EMP III. Carried interest for EMP II and EMP III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with our Private Equity Funds

Our investments in ECP II, the Discovery Fund and EMP II as of December 31, 2013 were as follows:

Private Equity Funds	Investments in Private Equity Funds
ECP II	$3,251,000
Discovery Fund	$5,015,000
EMP II	$11,125,000

The investment period has lapsed for ECP II, the Discovery Fund and EMP II.

Certain employees and current and former SMDs, including Messrs. Altman, Aspe, Frankel, Schlosstein and Walsh, have also invested (either directly or through estate planning vehicles) their own capital through the general partners or in side-by-side investments with our Private Equity Funds. These interests in the general partner of the Private Equity Funds and the side-by-side investments are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. Other than with respect to EMP III (which is discussed below), during 2013, Messrs. Altman’s, Aspe’s, Frankel’s, Schlosstein’s and Walsh’s aggregate contributions to and receipt of proceeds or carried interest from our Private Equity Funds were in each case less than $120,000. For 2013, there were no payments in respect of carried interest received by the general partner of our Private Equity Funds.

Our executive officers have made (either directly or through estate planning vehicles) the following capital contributions and capital commitments to EMP III through the general partner during 2013, and have the following remaining unfunded capital commitments with respect to EMP III:

Name	Capital Commitment US ($)	Capital Contribution/Return of Capital US ($)		Remaining Unfunded Capital Commitments US ($)
Pedro Aspe	$1,000,000	($105,133	)(1)	$638,553
Adam B. Frankel	$50,000	$18,072		$31,928
Ralph L. Schlosstein	$500,000	$180,723		$319,277
Robert B. Walsh	$110,000	$39,759		$70,241
Evercore	$1,000,000	($1,305,891	)(1)	$638,553

(1)	Each of Mr. Aspe and Evercore reduced their capital commitment and had capital returned to them as additional investors subsequently committed capital to EMP III and made capital contributions to EMP III.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

Pursuant to the original agreement, we issued 500,000 Evercore LP limited partnership units with a minimum redemption value of $16.5 million in exchange for a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic Fund IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. Our carrying value of our investment in Trilantic was approximately $14.1 million as of December 31, 2013, and the value of our investment in Trilantic IV was approximately $4.4 million. As part of the original agreement, Trilantic also agreed to pay an annual fee to us equal to $2 million per year for a period of five years as consideration for advisory and referral services to be performed by us. In addition, Trilantic offered all SMDs, and, in one case, Evercore, co-investment opportunities with Trilantic IV on a “no-fee” and “no carry” basis. In the one case where the co-investment opportunity was also offered to Evercore, during 2013, Mr. Schlosstein contributed $283,219 to such co-investment and the other executive officers’ aggregate contributions to and receipt of proceeds from such co-investment were in each case less than $120,000.

As part of and as of the date of the supplement agreement, Evercore agreed to commit $5 million of the total capital commitments of Trilantic V and issued one Class B share pursuant to Section 4(2) of the Securities Act, giving Trilantic the right to a number of votes on matters put to Class A common stockholders and Class B common stockholders that is equal to the number of Evercore LP limited partnership units that it holds. In October 2013, Evercore also released the transfer restrictions associated with the 500,000 Evercore LP limited partnership units held by Trilantic, which would have otherwise expired on February 10, 2015. Trilantic converted these units into shares of Class A common stock in October 2013.

Separately, our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic’s Fund V, with our executive officers investing and contributing (either directly or through estate planning vehicles) the following amounts in 2013 through an unaffiliated entity:

Executive Officers	Capital Commitment	Capital Contributions in 2013
Ralph L. Schlosstein	$3,448,125	$537,110
Robert B. Walsh	$562,000	$87,620
Adam B. Frankel	$100,000	$15,577

Total:	$4,110,125	$640,307

None of our executive officers received any proceeds from such investment in 2013.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of limited partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units. We may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested limited partnership units in accordance with the percentages of their respective vested and unvested limited partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of limited partnership units in Evercore LP will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income). If we pay dividends, our SMDs who hold limited partnership interests will be entitled to receive equivalent distributions pro-rata based on their limited partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested limited partnership units. For 2013, Messrs. Altman, Aspe, Frankel and Schlosstein received $1,085,811, $199,721, $51,217 and $1,266,234, respectively, as dividend-related distributions on vested limited partnership units.

Vesting Provisions

As part of a larger overhaul of our equity arrangements to ensure better alignment between employee stockholders and other stockholders, all of our SMDs amended the Partnership Agreement on July 27, 2009. Unvested limited partnership units vested ratably on December 31, 2011, 2012 and 2013, so long as the equity holder was employed by us, Evercore LP or their affiliates on such dates. Accordingly, as of December 31, 2013, all limited partnership units have vested.

Transfer Restrictions

The Partnership Agreement was amended in 2009 and provides that Evercore LP vested limited partnership units are exchangeable for shares of our Class A common stock in 20% increments on each of December 31, 2009, 2010, 2011, 2012 and 2013, as long as the holder is still employed by us on such dates (with the exception of Messrs. Altman and Aspe, who will be able to transfer partnership units on such dates regardless of their employment status).

On October 23, 2013, the Board agreed to release the contractual transfer restrictions associated with 1,267,041 vested Evercore LP limited partnership units held by certain SMDs. The contractual transfer restrictions associated with such partnership units would have otherwise expired on December 31, 2013. The decision to permit such accelerated release of transfer restrictions was motivated in part by the desire to permit a more orderly disposition of securities over a longer period of time by the employees. The decision did not result in the vesting of any unvested equity and, given the relatively small difference in timing of the release of transfer restrictions, this decision did not have a negative effect on the retention of key employees. The Evercore LP limited partnership units that were released from contractual transfer restrictions include the following number of units for executive officers:

Executive Officers	Number of Evercore LP limited partnership units released from Transfer Restrictions on October 23, 2013
Roger Altman	298,794
Pedro Aspe	207,323
Adam B. Frankel	7,523

Once the Evercore LP vested limited partnership units become exchangeable, holders of fully vested limited partnership units in Evercore LP may exchange these limited partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one general partnership unit registered in our name will automatically be cancelled by Evercore LP so that the number of general partnership units we hold at all times equals the number of shares of our Class A common stock then outstanding.

The transfer restrictions on the limited partnership units have been released other than with respect to (i) 1,391,466 limited partnership units held by Mr. Schlosstein, which are transfer restricted until May 21, 2014 (the release of such transfer restrictions will accelerate in certain circumstances, including, but not limited to, Mr. Schlosstein’s termination due to his death or disability, upon a change of control of the Company, without “cause,” or upon his resignation for “good reason” (see “Compensation of our Named Executive Officers—Employment Agreements and Equity Awards” for how “cause” and “good reason” are defined is this case) and (ii) 455,257 limited partnership units held by a former SMD, which are transfer restricted until August 14, 2014, in each case with limited exceptions for certain charitable donations.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all vested Class A and B limited partnership units.

Acquisition of Lexicon

On August 19, 2011, we completed the acquisition of all of the outstanding partnership interests of Lexicon, in accordance with the Lexicon Agreement entered into on June 7, 2011, by and among us and the shareholders of Lexicon, including Mr. Sibbald. In addition to the cash consideration paid during 2011, Mr. Sibbald received 240,564 unvested restricted shares of Class A common stock in accordance with the Lexicon Agreement. Such shares vest and are delivered in substantially equal installments over a three-year period beginning on June 30, 2013. Upon vesting, such shares will be subject to transfer restrictions until the earlier of (i) the first anniversary of the relevant vesting date and (ii) the date of the first secondary offering by the Company following the relevant vesting date. However, on October 23, 2013, concurrently with the release of the transfer restrictions associated with 1,267,041 vested Evercore LP limited partnership units held by certain SMDs, the Board released the transfer restrictions on 63,567 of the 84,756 restricted shares held by Mr. Sibbald that vested on June 30, 2013. The transfer restrictions on these restricted shares otherwise would have been released on or before June 30, 2014. See “Compensation of our Named Executive Officers—Options Exercised and Stock Vested in 2013” for a further discussion of the terms of these restricted shares.

Vesting and delivery of such shares will accelerate in certain circumstances, including, but not limited to, Mr. Sibbald’s termination without “cause,” a qualifying retirement or upon a change of control. Under the Lexicon Agreement, a seller can be terminated for “cause” if he or she (1) is convicted of a criminal offense that is a felony or a misdemeanor crime involving dishonesty or deception; (2) commits a persistent material breach of the terms of the Evercore Partners International Deed and such persistent material breach causes Evercore to commit a material breach of the applicable rules and regulations of a governmental entity and such seller fails to remedy such material breach within a reasonable period of receiving a written warning from Evercore; (3) has his or her material licenses, authorizations or consents withdrawn by a governmental entity as a result of his or her deliberate breach of applicable rules and regulations; (4) is disqualified from holding office as a director under the Company Directors Disqualification Act 1986 as a result of his or her deliberate wrongdoing; or (5) following receipt of a written warning from the CEO of Evercore Partners International, has failed to remedy within 10 business days what the CEO of Evercore Partners International and a super majority of the sellers acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his or her fundamental obligation to commit time and effort to the performance of his or her duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his or her summary dismissal.

In connection with the acquisition of Lexicon, Mr. Sibbald also entered into a Schedule of Terms with us. For a further discussion on Mr. Sibbald’s Schedule of Terms, see “Compensation of our Named Executive Officers—Employment Agreements and Equity Awards—Schedule of Terms with Mr. Sibbald.”

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Executive Chairman and CEO to use a private aircraft for business air travel to the extent practical. As part of this policy, we entered into an aircraft dry lease agreement with an unaffiliated party.

While the primary use of the aircraft is for business purposes, because of the benefit afforded to Evercore in terms of security and productivity while traveling for personal reasons, Evercore entered into timesharing agreements with Messrs. Altman and Schlosstein to allow these individuals to lease the aircraft for personal use. Under such timesharing agreements, Messrs. Altman and Schlosstein must reimburse Evercore for the maximum amount of reimbursement allowed by applicable Federal Aviation Administration rules (this reimbursement amount includes enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning, and an additional amount equal to 100% of fuel costs). For 2013, Messrs. Altman and Schlosstein reimbursed Evercore $612,277 and $120,175, respectively, for their personal use of the aircraft. In addition, our Executive Chairman or CEO may invite family members or guests on a business flight without charge to him for these additional passengers, and, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without such change in destination being treated as an incremental cost.

Evercore calculated the aggregate incremental cost to Evercore for Messrs. Altman’s and Schlosstein’s personal use of the aircraft in 2013 by calculating the direct costs associated with personal flights (including, but not limited to, fuel, crew travel expenses, landing fees, flight planning, and hourly engine and parts maintenance program charges, as well as similar changes associated with “deadhead” or positioning flights in connection with personal flights). From this, it deducted the amount reimbursed by Messrs. Altman and Schlosstein under the timesharing arrangements. Excluded from the calculation of aggregate incremental costs are (i) fixed costs, which do not change based on usage, including, but not limited to, lease payments, management fees, insurance; and (ii) carriage of family members or guests on a business flight by the executive (since the carriage of such additional person is a benefit to the executive but does not add appreciably to the costs to Evercore for such flight). Based on this methodology, the amount reimbursed by each of Messrs. Altman and Schlosstein exceeded the aggregate incremental costs associated with their personal use of the aircraft.

Family Relationships

Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of ours and was paid $461,110 for 2013 in compensation, which includes the grant date value of equity awards granted to him, and he also participates in investment opportunities available to other similarly situated employees.

Transactions with 5% Stockholders

Fidelity Management and Research Company is the beneficial owner of more than 5% of our outstanding common stock, and one of its affiliates is a client of Evercore’s Institutional Equities business. In addition, another affiliate of Fidelity provides Evercore with recordkeeping, trustee and other services in connection with Evercore’s 401(k) plan. From time to time, we may also purchase investment products sponsored by Fidelity affiliates in connection with our deferred cash award program, which program is further described under “Compensation of our Named Executive Officers—Compensation Discussion and Analysis.” All transactions with Fidelity and its affiliates were arms-length transactions entered into in the ordinary course of business and fees paid to, and by, Evercore were based on the prevailing rates for non-related persons for the same services.

In addition, BlackRock is the beneficial owner of more than 5% of our outstanding common stock, and BlackRock and its affiliates are clients of Evercore’s Advisory and Institutional Equities businesses. All transactions with BlackRock were arms-length transactions entered into in the ordinary course of business and fees paid to Evercore were based on the prevailing rates for non-related persons for the same services.

Transaction Between Evercore Wealth Management and Executive Officers

From time to time, certain executive officers and other affiliates of Evercore, their family members, and related charitable foundations may have investments in various Evercore Wealth Management investment vehicles or accounts. For certain types of products and services offered by Evercore Wealth Management, our executive officers and other affiliates of Evercore may receive discounts that are available to our employees generally. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers and eligible employees.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the Investor Relations link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which Evercore is a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement;” “—Registration Rights Agreement;” “—Relationship with our Private Equity Funds;” and “—Evercore LP Partnership Agreement,” which were undertaken prior to the adoption of the policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. Finally, beginning this year, NYSE rules adopted under Rule 10C-1 under the Exchange Act require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Evercore that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the Investor Relations link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer, and of any other significant change in the director’s principal professional occupation or roles and responsibilities, and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, de Saint Phalle, Hessler and Millard and Ms. Harris are independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of STB and Ms. Harris was formerly a partner at STB, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that in 2013 payments from us to STB were less than 1% of STB’s revenues. In connection with Mr. Beattie, it was also noted that STB’s partnership income attributed to payments from us in 2013 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that Ms. Harris has not been an STB partner since 1998 and has never represented us or any of our affiliates. The Board also considered the fact that Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of Evercore. The Board had previously determined Mr. Pritzker to be independent while he was a director.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman, Aspe and Schlosstein are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 21, 2014 and the number of in-person and telephonic meetings held by each of those committees during 2013:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie.	—	—	—
Francois de Saint Phalle	X	X	X
Gail B. Harris, Esq.	X	—	Chair
Curt Hessler	Chair	X	—
Robert B. Millard	—	Chair	X

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Hessler qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Hessler’s qualification based on, among other things, his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his experience as a director, and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” and “Compensation of our Named Executive Officers.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, each of Messrs. de Saint Phalle, Hessler, Millard and Pritzker served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal 2013 was an employee or officer or former employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K during fiscal 2013, except as described under “Related Person Transactions and Other Information.” None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board, and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. We have not paid a fee to any third party in consideration for assistance in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2013, our Board held six formal meetings, and our Board’s standing committees held a total of 14 meetings (six Audit Committee, six Compensation Committee and two Nominating and Corporate Governance Committee meetings). Each of our directors attended more than 75% of the combined total number of Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served) other than Mr. Beattie who attended 63% of such meetings. Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our incumbent directors attended our 2013 Annual Meeting of Stockholders.

Role of the Office of Chairman of our Board

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. However, with the appointment of Mr. Schlosstein to the position of CEO in 2009 and Mr. Altman’s continued active involvement in our business, we felt it was appropriate to split the roles of Office of Chairman of the Board, which is currently held by Messrs. Altman and Aspe, and the role of CEO, which is currently held by Mr. Schlosstein. This division allowed us to recruit Mr. Schlosstein as our CEO, while simultaneously maintaining an appropriately influential role for Mr. Altman, our founder. In choosing to relinquish his duties as CEO to Mr. Schlosstein, Mr. Altman has enabled our operations to continue to be led by a highly experienced and talented executive, and Mr. Altman is now able to devote more of his own energies to building and sustaining key business relationships. Under the guidance of the Nominating and Corporate

Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure and leadership. The Board is satisfied that its current structure and processes are appropriate.

Executive Sessions and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2013. In order to facilitate communications among non-management directors on the one hand and management on the other hand, Ms. Harris was selected to serve as the lead director.

Oversight of Risk Management

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board, our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors. Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department and our compliance department to monitor and manage risk. The CFO and our General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group, or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting or auditing matters. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting, will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. For non-management directors, our policy is to grant a one-time award of RSUs with a value of $50,000 upon his or her initial appointment to the Board, which vest on the second anniversary of the grant date. We also provide for an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or 50% in cash and 50% in shares of Class A common stock. In addition, each of our non-management directors receives an annual grant of RSUs with a value of $40,000 which vest on the first anniversary of the grant date. It is also our policy to provide for the chair of the Audit Committee to receive an additional annual cash retainer of $10,000. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

For 2013, we granted 6,348 RSUs under our Plan to our non-management directors, which consisted of 1,058 RSUs for each non-management director on June 19, 2013 in connection with the annual grant to our directors, all of which were unvested as of December 31, 2013. The following table provides summary information concerning the compensation of our non-management directors for services rendered to us during 2013.

Director Compensation in 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard I. Beattie	70,000	43,161	113,161
Francois de Saint Phalle	70,000	43,161	113,161
Gail B. Harris	70,000	43,161	113,161
Curt Hessler	80,000	43,161	123,161
Robert B. Millard	70,000	43,161	113,161
Anthony N. Pritzker	70,000	43,161	113,161

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2013, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date. As of December 31, 2013, Mr. Millard owned 3,269 unvested RSUs and each of Messrs. Beattie, de Saint Phalle, Hessler and Pritzker and Ms. Harris owned 1,058 unvested RSUs.

In 2011, our Board adopted equity ownership guidelines that prohibit a non-management director from selling or donating Company shares unless, after such sale or donation, he or she owns shares of Class A Common Stock, including vested RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual cash retainer. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances. Based on the stock price as of the record date, all of our non-management directors have satisfied the ownership thresholds established by these guidelines.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2013 are: Messrs. Altman, Aspe, Schlosstein, Sibbald and Walsh.

Compensation Discussion and Analysis

Performance Highlights. In setting NEO compensation for 2013, our independent Compensation Committee considered the strategic and adjusted pro forma financial accomplishments achieved in 2013. The following are highlights of the Company’s 2013 U.S. GAAP performance:

•	TSR: 102% in the last year, 90% over the past three years and 443% over the past five years, outperforming the market

•

Repurchases: We repurchased 2.5 million shares and Evercore LP limited partnership units during the year, returning $128.2 million of cash to stockholders, including dividends, and more than offsetting the dilutive effects of

TSR Compared to the Market
	One Year(1)	Three Years(1)	Five Years(1)
Evercore	102%	90%	443%
S&P 500	32%	57%	128%
S&P 500 (Financials)	36%	45%	90%
(1)	Calculated from 12/31 to 12/31 and assuming reinvestment of dividends annual bonus equity awards. We actively seek to use our repurchase program to offset dilution from equity compensation. In October 2013, our Board authorized the repurchase of additional shares of Class A common stock and Evercore LP limited partnership units so that going forward Evercore will be able to repurchase an aggregate of 5 million shares of Class A common stock and Evercore LP limited partnership units for up to $250 million

•	Net Revenues: $765.4 million, up 19% compared to 2012

•	Assets Under Management in Consolidated Businesses: $13.6 billion, up 13% during 2013

•	Dividend: Increased to $0.25 per share for the last quarter of 2013

Compensation Highlights. Our pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of stockholders. The following are highlights of our 2013 NEO compensation structure, as determined by our independent Compensation Committee:

•

No Change in Base Salaries. Base salary, which represents the only fixed portion of an NEO’s compensation, continues to represent a minority of total compensation. We have not increased base salaries for our NEOs since they joined us.

•

Annual Incentive Compensation. The Compensation Committee determines the level and composition of each NEO’s annual bonus based on Company and individual performance. For 2013, bonuses were paid 50% in cash and 50% in RSUs.

✓

Equity-Based Compensation Included in Bonus. The Compensation Committee sets the bonus amount in its sole discretion and then allocates the amount between cash and RSUs and, as such, these RSUs are not paid as additional compensation.

✓

Four-Year Deferral. RSUs for 2013 performance are unvested and are delivered over four years. This deferral period is longer than the standard deferral period among our peers, and helps us to retain our NEOs and other key employees and to align their interests with stockholder interests.

✓	No Guaranteed Bonuses. We do not provide any guaranteed bonuses to any of our NEOs.

✓	Modest Compensation Increase Compared to Performance. Total annual incentive compensation for 2013 increased only 6% from 2012 for our CEO, as compared to a one-year TSR of 102%.

•

Use of Performance-Based RSUs. From the time our CEO joined us in 2009, 76% of his equity awards have been subject to both time-based vesting conditions and performance vesting conditions based on stock price performance.

•

Adoption of Equity Ownership Guidelines for Executive Officers and Significant Equity Ownership by NEOs. As discussed further below, our NEOs hold significant amounts of equity in our company, and we recently adopted formal equity ownership guidelines for executive officers in response to stockholder feedback. All employees, including our NEOs, are prohibited from hedging or pledging their equity securities.

As exemplified by our compensation practices in 2013, we have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time. At the same time, we have delivered superior returns to our investors, evidenced by our TSR over the last five years, which has significantly outperformed the S&P 500 Index and the S&P 500 Financial Index as illustrated in the below chart:

Our TSR over the last five years has significantly outperformed the market.

(1)	The Stock Performance graph and related table compares the performance of an investment in our Class A common stock from December 31, 2008 through December 31, 2013, with the S&P 500 Index and the S&P Financial Index. The graph assumes $100 was invested at the opening of business on December 31, 2008 in each of our Class A common stock, the S&P 500 Index and the S&P 500 Financial Index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executives who contribute to our long-term success and increase stockholder value. Unlike many other financial services firms, our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into non-compete and non-solicitation agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual and Company achievement.

Linkage of Management and Stockholder Interests

Equity Ownership Guidelines

In early 2014, our Compensation Committee adopted formal equity ownership guidelines applicable to all executive officers. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on trying to develop a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units, vested and unvested RSUs and other forms of equity toward the equity at risk threshold. The following chart sets forth the equity ownership guidelines for our executive officers.

Title/Position	Required Amount of Equity at Risk
• CEO of the Company and • Executive Chairman of the Company	500,000 shares
• CEO of Evercore Partners International and • CEO of Evercore Partners Mexico	100,000 shares

Other Executive Officers

•   If over the last four years, an executive officer was granted at least 200,000 RSUs in the aggregate as part of annual bonuses (including the period prior to becoming an executive officer, if applicable, but excluding dividend equivalent RSUs)

50,000 shares
• All other executive officers	Lesser of 50,000 shares or 50% of the number of
RSUs that were granted as part of annual bonuses
over the last four years (including the period prior to
their becoming an executive officer, if applicable, but
excluding dividend equivalent RSUs)

How We Establish Compensation

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our NEOs. In establishing compensation for our NEOs, we take into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. We also take into account other economic relationships between the individual and us, including equity ownership. The Compensation Committee did not utilize a compensation consultant in 2013.

Our CEO participates in discussions with the Compensation Committee and makes recommendations to it (except as to his own compensation), but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Mr. Altman has also continued to participate in discussions with, and make recommendations to, the Compensation Committee concerning NEO compensation (except as to his own compensation). Mr. Altman also does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Schlosstein and Altman participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

The Board’s Consideration of Stockholder Views on Our Compensation Program

We last held a non-binding, advisory stockholder vote on executive compensation, or say on pay, in 2011. Our stockholders overwhelmingly approved the executive compensation described in our 2011 Proxy Statement, with approximately 90% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong stockholder support for our pay-for-performance compensation structure. In light of these results and feedback from stockholders through our ongoing outreach program, the Compensation Committee has maintained an executive compensation program based on pay-for-performance, and did not implement significant structural changes during 2012 or 2013. In 2013, we sought to strengthen the alignment of our executives and stockholders by establishing equity ownership guidelines, based in large part on stockholder feedback.

Consistent with the results of our non-binding, advisory vote in 2011 on the frequency of say on pay votes, our Board has adopted a policy of having the say on pay vote every three years. Therefore, this year, we are again asking our stockholders to approve, on a non-binding, advisory basis, our executive compensation program. Please see “Proposal 2—Non-Binding, Advisory Vote on Executive Compensation.”

Principal Components of Annual Executive Compensation

Over the last three years, the key components of our compensation program for NEOs have been base salary and annual incentive compensation (which has included both cash payments and deferred equity and deferred cash awards which are subject to vesting), each of which is described below. Any deferred awards (RSUs or deferred cash) with only time-based vesting provisions are granted as part of the total annual incentive compensation amount and not as a supplement to annual incentive compensation. Portions of the compensation for some of our NEOs for 2013 were determined in accordance with employment agreements. These agreements are described below under “—Employment Agreements and Equity Awards.”

A. Base Salaries Have Remained Flat

Consistent with our pay-for-performance philosophy, the base salaries for our NEOs generally account for a minority of their total direct compensation. The base salaries of Messrs. Altman, Aspe, Sibbald and Schlosstein are set by their respective employment agreements and are a fixed amount. The Compensation Committee originally established Mr. Walsh’s base salary in his offer letter, which was the same as the base salaries then paid to substantially all our SMDs. Base salaries are reviewed annually by the Compensation Committee and may be increased in the discretion of the Compensation Committee, taking into account the Compensation Committee’s subjective evaluation of each executive’s performance, changes in the factors considered in establishing initial base salaries, adjustments made to the base salaries of our broader employee population and such other factors as the Compensation Committee may deem relevant. However, in order to emphasize the incentive-based elements of our compensation program, we have not increased base salaries for any of our NEOs since they joined us.

B. Annual Incentive Compensation is Performance Driven

Consistent with industry practice, the bonuses potentially payable to our NEOs account for the majority of their total compensation opportunities. For 2013, no bonus was guaranteed to any NEO. Rather, annual bonuses to NEOs are determined in the discretion of the Compensation Committee. In addition, RSUs granted as part of the annual bonus are awarded for services already provided and revenue already generated rather than for future potential performance.

1. Discretionary Annual Bonuses are Tied to Performance

In determining compensation for our NEOs, the Compensation Committee took into account our strong performance in 2013 and reviewed our adjusted financial results. The following are highlights of the Company’s 2013 U.S. GAAP performance:

•	TSR of 102% in the last year, 90% over the past three years and 443% over the past five years, outperforming the market

•

Repurchases of 2.5 million shares and Evercore LP limited partnership units during the year, returning $128.2 million of cash to stockholders, including dividends, and more than offsetting the dilutive effects of annual bonus equity awards. In October 2013, our Board authorized the repurchase of additional shares of Class A common stock and Evercore LP limited partnership units so that going forward Evercore will be able to repurchase an aggregate of 5 million shares of Class A common stock and Evercore LP limited partnership units for up to $250 million

•	Net Revenues of $765.4 million, up 19% compared to 2012

•	Assets Under Management in consolidated businesses: $13.6 billion, up 13% during 2013

•	Dividend increased to $0.25 per share for the last quarter of 2013

For 2013, none of our NEOs had preset personal performance goals that determined bonus compensation. The Compensation Committee did not engage any outside consultants or formally benchmark compensation amounts against other firms. However, the Compensation Committee reviewed TSR and proxy advisor service reports and data. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes only with a small fraction of these companies for employees and clients. These companies include Bank of America, Blackstone, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, Greenhill, JPMorgan Chase, Lazard, Morgan Stanley and UBS, with Greenhill and Lazard being our most direct public competitors. Competition among these companies for qualified personnel has historically been intense. The Compensation Committee has not set any specific metrics or targets relative to these competitors.

In evaluating the performance of and determining bonuses for our NEOs, in recognition of the importance of developing and maintaining client relationships that generate significant and potentially recurring fees, the Compensation Committee focused on, among other things, the revenues generated from client relationships originated or managed by our NEOs with client responsibilities. In particular, management reviewed the relative contributions of Messrs. Altman, Sibbald and Schlosstein in serving clients (primarily corporate advisory clients). In addition, the Compensation Committee took into account our achievement of several strategic and financial accomplishments highlighted in the bullet points above, as well as strategic and financial accomplishments associated with specific individuals, as further discussed below. In determining bonuses, the Compensation Committee also took into account the Company’s overall superior performance and a qualitative review of a variety of factors based on the role and responsibility of each NEO. These factors were viewed as a whole, with no single factor having a specified quantitative effect.

In addition to the general factors and analysis as outlined above, the Compensation Committee noted the factors identified for each NEO below, respectively:

Mr. Schlosstein: The Compensation Committee awarded Mr. Schlosstein a discretionary annual bonus with a value of $4.25 million for 2013, a 6.3% increase from the prior year, in recognition of our overall financial performance and his strategic contributions. In particular, the Compensation Committee recognized his success in continuing to improve our financial performance against our peers, including his success in growing overall revenues, Advisory business revenues, pre-tax profit and net income at a faster rate than our main public competitors. Other elements of our strong financial performance included positive earnings for our early stage businesses and increased revenues and pre-tax income for the Investment Management business. The Compensation Committee also considered Mr. Schlosstein’s role in the Company’s recruiting, talent development and talent retention efforts, particularly in order to prepare for continued future growth in our Advisory business, and the impact of Mr. Schlosstein’s leadership on the Company’s reputation for integrity and excellence.

Mr. Altman: Mr. Altman received a discretionary annual bonus with a value of $4.00 million for 2013, a 28.7% decrease from the prior year. In determining this amount, the Compensation Committee recognized Mr. Altman’s significant contribution to client engagements, his leadership of key strategic initiatives and his significant contributions in building the brand of the firm. The Compensation Committee noted that in 2013 Mr. Altman contributed to many of the Company’s most significant client relationships and continued its long standing practice of taking into account revenues generated directly or indirectly by an Advisory SMD in determining Mr. Altman’s bonus. The Compensation Committee also noted that he was deeply involved in many of our partner recruiting initiatives.

Mr. Walsh: Mr. Walsh was awarded a discretionary annual bonus with a value of $1.45 million for 2013, a 7.4% increase from the prior year. In determining Mr. Walsh’s bonus, the Compensation Committee took into account the success of our business, his management and oversight of the operating risks of our businesses, and his sustained focus on controlling the cost of operations, as well as the overall financial performance of the Company.

Mr. Sibbald: Mr. Sibbald was awarded a discretionary annual bonus with a value of $1.84 million. In determining this amount, the Compensation Committee principally took into account revenues generated by Mr. Sibbald as a senior partner in the European Advisory business. The value of Mr. Sibbald’s annual bonus for 2013 was 52.6% less than his annual bonus for 2012.

Mr. Aspe: Mr. Aspe was awarded a discretionary annual bonus with a value of $5.50 million for 2013, a 136.1% increase from the prior year, in recognition of the outstanding results of Evercore Partners Mexico in 2013, which achieved record results for a second straight year. In determining Mr. Aspe’s bonus, the Compensation Committee took into account his leadership in the growth and success in the development and structuring of financing Real Estate Investment Trusts (REITs) in Mexico, the successful launch of EMP III, a private equity fund focused on middle market investments in Mexico, record results in the Public Finance markets, and the sustained profitability of Evercore’s money market business in Mexico.

The Compensation Committee also reviewed compensation awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Mr. Schlosstein, the bonus amounts payable to other NEOs, (b) for Messrs. Altman, Aspe, Sibbald and Schlosstein the bonus amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Mr. Walsh, the bonus amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

2. A Significant Portion of Annual Bonuses Is in the Form of Equity and Is Subject to Multi-Year Vesting

Consistent with past practice, the Compensation Committee decided to require that a large portion of 2013 incentive compensation for NEOs be subject to future service (that is, vesting) requirements. We refer to this portion of our NEO’s compensation as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). In 2013, NEOs received 50% of their annual bonuses as deferred compensation which was awarded in the form of RSUs, which vest over four years of continuous employment, subject to specified exceptions. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” for a discussion of the terms of these awards. In 2011, the Compensation Committee adopted a supplemental deferred compensation program under which deferred cash awards are payable (at the election of the recipient) in either additional RSUs or in deferred cash awards. The deferred cash awards are account-based arrangements that track a hypothetical investment in mutual funds selected by the employee from unaffiliated registered mutual funds. There were no deferred cash awards granted for 2012 or 2013 performance for our NEOs.

3. Alternative Presentation of Annual Compensation

The following table is presented to show how the Compensation Committee viewed annual compensation for our NEOs for their 2013 performance, and includes base salary as well as year-end cash and equity bonus awards for 2013 performance, granted in February 2014. This table differs substantially from the Summary Compensation Table on page 41 and is not a substitute for that table. The Summary Compensation Table that appears on page 41 provides compensation information as required by SEC regulations, and therefore reflects for 2013 the grant date value of equity awarded during the 2013 calendar year (that is, those granted in February 2013 for 2012 performance), while not including the awards granted in February 2014 for 2013 performance. Amounts in the following table are rounded to the nearest thousand.

Name and Principal Position	Salary ($)	Current Cash Portion of Bonus($)	RSU Portion of Bonus($)(1)	Deferred Cash Portion of Bonus($)	Total Annual Base Salary and Bonus($)
Ralph L. Schlosstein
CEO and President
2013	500,000	2,125,000	2,125,000	—	4,750,000
2012	500,000	2,000,000	2,000,000	—	4,500,000
2011	500,000	1,200,000	2,800,000	—	4,500,000

Roger C. Altman
Executive Chairman
2013	500,000	2,000,000	2,000,000	—	4,500,000
2012	500,000	2,805,000	2,805,000	—	6,110,000
2011	500,000	1,700,000	3,800,000	—	6,000,000

Robert B. Walsh
CFO
2013	500,000	725,000	725,000	—	1,950,000
2012	500,000	675,000	675,000	—	1,850,000
2011	500,000	670,000	630,000	—	1,800,000

Andrew Sibbald
CEO of Evercore Partners International
2013	400,000	920,000	920,000	—	2,240,000
2012	400,000	1,940,000	1,940,000	—	4,280,000
2011(2)	400,000	1,040,000	1,180,000	260,000	2,880,000

Pedro Aspe
CEO of Evercore Partners Mexico
2013	500,000	2,750,000	2,750,000	—	6,000,000
2012	500,000	1,165,000	1,165,000	—	2,830,000

(1)	The grant date fair value of the RSUs granted in February 2014 in respect of 2013 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2014 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table. The grant date fair value will be computed in accordance with FASB ASC Topic 718 and will generally differ from the dollar value of the awards determined and approved by the Compensation Committee. See “—Process and Timing for Grants of Bonuses and Equity Awards” below for a further discussion on the terms associated with the bonus equity granted for 2013 performance. Does not reflect the special award of 50,000 unvested performance-based RSUs granted to Mr. Schlosstein in January 2013.
(2)	These amounts reflect the annualized amount of Mr. Sibbald’s annual salary and bonus for 2011. Mr. Sibbald became a Member of Evercore Partners International during 2011 upon the closing of the Lexicon transaction. These amounts do not include the 240,564 unvested restricted shares of Class A common stock that Mr. Sibbald received in accordance with the Lexicon Agreement.

4. Use of Equity Awards for the CEO and the Inclusion of Performance-Based Vesting Terms

Our executive officers are granted awards under just one equity plan, our Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan, or Company’s Plan. We have a Long-term Incentive Plan for the SMDs in our Advisory business, but none of our executive officers are eligible to participate in it. Equity-based awards in the form of RSUs represent a substantial portion of our CEO’s annual total direct compensation. We believe that compensation in the form of RSUs helps to emphasize the importance of long-term performance (the RSUs that we grant are unvested and deliver over four years) to align the interests of employees and stockholders.

On two occasions we have granted special equity awards to our CEO, but in each such case these awards have been subject to performance vesting conditions based on achievement of stock price targets, as well as time-based vesting. These included: (1) a grant of 900,000 performance-based RSUs upon his commencement of employment with us in 2009 and (2) a special award of 50,000 performance-based RSUs in January 2013 in recognition of the continuous improvement in the financial performance of the Company during his term as CEO and to continue to incentivize his focus on the firm’s long-term interests. The 2009 grant has satisfied the stock market conditions and will vest in May 2014 if Mr. Schlosstein is employed with us at such time. The January 2013 grant has satisfied the stock market conditions and will vest in January 2017 if Mr. Schlosstein is employed with us at such time. The January 2013 grant is reflected in our Summary Compensation Table, Grants of Plan-Based Awards and Outstanding Equity Awards tables this year, and is described further under “Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein.” No such special award has been granted since January 2013.

The charts below show the percentage of Mr. Schlosstein’s pay that has been equity-based and the percentage of equity-based compensation that has been subject to performance vesting conditions since he joined us in 2009.

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a severance that occurs after a change in control (including, for Messrs. Altman and Aspe, a payment to compensate them for excise taxes that could arise in such circumstances). We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a relatively new public company and, for Messrs. Altman and Aspe, will make them whole in the case of any potential tax penalty in connection with a change of control.

In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Process and Timing for Grants of Bonuses and Equity Awards

The Compensation Committee determines and authorizes all annual bonus amounts (whether payable in cash, equity or other deferred compensation) to NEOs shortly after year-end, at or around the time the Board reviews the fourth quarter earnings release. The specific number of shares subject to equity awards for NEOs with respect to 2013 performance was determined by dividing the dollar value of awarded equity by the simple average of the high and low average share price during each day of the 10-trading-day period from January 29, 2014 through February 11, 2014.

Assessment of Risk

Our compensation programs are designed not to encourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation that discourage inappropriate or excessive risk-taking:

•

While bonuses to our Advisory business SMDs are generally determined with reference to Company financial performance, most of those SMDs hold equity stakes far in excess of annual bonus payments, which means the majority of their economic interests are aligned broadly with stockholders’ interests rather than with specific metrics. In early 2014, our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs. See “—Linkage of Management and Stockholder Interests” above for a description of these guidelines;

•	Bonuses for NEOs are based on an overall review of a variety of factors, which removes any incentive an executive may have to incur risks in order to achieve specific benchmark metrics;

•	A substantial portion of most bonuses is paid in equity and, in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual bonus program, generally vest over four years, which encourages an appropriately long-term focus;

•

Members of the Compensation Committee apply discretion in the establishment of the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

•	Many of our investment management employees have interests in their individual business units, and thus are directly exposed to the risks inherent in their own decision-making; and

•

We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a stockholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Tax and Accounting Considerations

The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, the Compensation Committee reserves the authority to award compensation that may not be fully deductible. However, we structure compensation in a manner intended to avoid additional taxes, interest or penalties under Section 409A of the Code.

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)		All Other Compensation(3) ($)	Total ($)
Ralph L. Schlosstein
CEO and President
2013	500,000	2,125,000	3,363,589	(4)	—	5,988,589
2012	500,000	2,000,000	2,800,042		—	5,300,042
2011	500,000	1,200,000	2,550,033		—	4,250,033
Roger C. Altman
Executive Chairman
2013	500,000	2,000,000	2,852,133		—	5,352,133
2012	500,000	2,805,000	3,800,043		—	7,105,043
2011	500,000	1,700,000	3,310,056		—	5,510,056
Robert B. Walsh
CFO
2013	500,000	725,000	686,351		—	1,911,351
2012	500,000	675,000	630,017		—	1,805,017
2011	500,000	670,000	500,017		—	1,670,017
Andrew Sibbald(5)
CEO of Evercore Partners International
2013	400,000	920,000	1,972,601		70,000	3,362,601
2012	400,000	1,940,000	885,006		70,000	3,295,006
2011	223,119	975,000	5,469,223		39,140	6,706,482
Pedro Aspe
CEO of Evercore Partners Mexico
2013	500,000	2,750,000	1,184,590		—	4,434,590
2012	500,000	1,165,000	850,029		25,600	2,540,629

(1)	The amounts reflected in the Bonus column for 2011 for Mr. Sibbald include $195,000 in deferred cash awards, which are subject to vesting. There were no deferred cash awards granted to NEOs in 2014 for 2013 performance.
(2)

The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2013 performance were granted in 2014 and, therefore, in accordance with SEC rules, are not shown here. The amounts shown in this column for 2013 reflect the grant date fair value of equity awards granted in 2013 for 2012 performance. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date other than with respect to the special equity award of 50,000 unvested performance-based RSUs granted to Mr. Schlosstein in 2013, which is discussed below in footnote 3. With respect to Mr. Schlosstein for 2013, the aggregate grant date fair value of $3,363,589 relates to the special equity award granted in January 2013 of 50,000 RSUs with a grant date fair value of $1,330,000 and 52,150 RSUs granted in February 2013 with respect to 2012 performance with a grant date fair value of $2,033,589. With respect to Mr. Sibbald for 2011, the grant date fair value of $5,469,223 in equity awards relates exclusively to the 240,564 unvested restricted shares of Class A common stock that Mr. Sibbald was granted in accordance with the Lexicon Agreement. The terms of such awards are described in “Related Person Transactions and Other Information—Acquisition of Lexicon” above and “—Outstanding Equity Awards at 2013 Fiscal Year-End” below.
(3)	All Other Compensation for 2013 consists of a £43,750 contribution by us into a U.K. tax-qualified defined contribution plan for the benefit of Mr. Sibbald. See footnote 5 below for a description of the rate and methodology used to convert this amount to dollars. The incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included.

Each of our NEOs also received dividend equivalents RSU and restricted stock awards issued under the terms of previously granted equity awards. Consistent with SEC rules, the value of these dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. 2012 and 2011 amounts have been restated to conform to this presentation. See “—Outstanding Equity Awards at 2013 Fiscal Year-End” for information on dividend equivalent awards held by our NEOs.

(4)	The amount for Mr. Schlosstein includes a grant date fair value of $1,330,000 for the special equity award of market-based RSUs based on an independent valuation of the probable outcome of the market condition of such award, determined as of the grant date in accordance with FASB ASC Topic 718. If market conditions had not been associated with the award, the fair market value would have been determined using the daily average of the high and low prices of Evercore on the January 29, 2013 grant date and would have been $1,770,750.
(5)	The amounts related to Mr. Sibbald were paid in British pounds; however, Mr. Sibbald’s salary and bonus were calculated and approved in U.S. dollars. Mr. Sibbald’s salary, bonus and the contribution to a defined contribution plan made by us for the benefit of Mr. Sibbald were converted at an exchange rate of £0.625 to U.S. $1.00. Because Mr. Sibbald became a Member of Evercore Partners International during 2011 upon the closing of the Lexicon transaction, his salary and bonus amounts for 2011 reflect a partial year.

Grants of Plan-Based Awards in 2013

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
		Threshold (#)	Target (#)	Maximum (#)
Ralph L. Schlosstein	1/29/2013	50,000	50,000	50,000	—	1,330,000
	2/12/2013				52,150	2,033,589
Roger C. Altman	2/12/2013				73,141	2,852,133
Robert B. Walsh	2/12/2013				17,601	686,351
Andrew Sibbald	2/12/2013				50,586	1,972,601
Pedro Aspe	2/12/2013				30,378	1,184,590

(1)	Amounts shown reflect the potential range of special equity award RSUs. Actual amounts earned are based on achievement of stock price targets, as well as time-based vesting. For more information on the special equity award, including the applicable performance targets, please see “—Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein.”
(2)

The amounts in the column under “Grant Date Fair Value of Stock Awards” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date other than with respect to the special equity award of 50,000 unvested performance-based RSUs granted to Mr. Schlosstein. Such special equity award has a grant date fair value of $1,330,000 based on the probable outcome of the market condition of such award, determined as of the grant date in accordance with FASB ASC Topic 718. See “—Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein” and “—Outstanding Equity Awards at 2013 Fiscal Year-End” for a discussion of the vesting terms associated with this award.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
Ralph L. Schlosstein	1,132,460	(2)	67,698,459
Roger C. Altman	280,753	(3)	16,783,414
Robert B. Walsh	46,904	(4)	2,803,921
Andrew Sibbald	246,431	(5)	14,731,645
Pedro Aspe	67,017	(6)	4,006,276

(1)	All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” below for a further discussion on the terms of the RSUs.
(2)	This amount consists of 1,122,809 RSUs granted to Mr. Schlosstein and 9,651 dividend equivalent RSUs, as follows:
—

Mr. Schlosstein holds 900,000 RSUs that vest on the fifth anniversary of the commencement of his employment with us at May 21, 2009, subject to his continuous employment through such date (or earlier, upon termination of Mr. Schlosstein’s employment without cause or for good reason or due to his death or disability (as such terms are defined in Mr. Schlosstein’s employment agreement)), if and to the extent the following performance conditions have by that time been satisfied: (1) 180,000 RSUs vest if our stock price has closed at or above $20 for 20 consecutive trading days; (2) 180,000 RSUs vest if our stock price has closed at or above $25 for 20 consecutive trading days; (3) 180,000 RSUs vest if our stock price has closed at or above $30 for 20 consecutive trading days; (4) 180,000 RSUs vest if our stock price has closed at or above $35 for 20 consecutive trading days; and (5) 180,000 RSUs vest if our stock price has closed at or above $40 for 20 consecutive trading days. As of December 31, 2013, the stock price condition for all five tranches of the award representing 900,000 shares had been satisfied. These RSUs are included in the numbers and market value of RSUs shown in the first two columns. There are no dividend equivalent RSUs on these RSUs.

—

50,000 of the RSUs and 986 of the dividend equivalent RSUs vest on the fourth anniversary of the grant date of the underlying RSUs (January 29, 2013), subject to his continuous employment through such date (or earlier, upon termination of Mr. Schlosstein’s employment without cause or for good reason or due to his death or disability (as such terms are defined in Mr. Schlosstein’s RSU agreement)), if and to the extent our stock price has closed at or above $45 for 20 consecutive trading days. As of December 31, 2013, the stock price condition for the 50,000 shares had been satisfied. These RSUs are included in the numbers and market value of RSUs shown in the first two columns.

—	11,023 of the RSUs and 1,084 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 4, 2010).
—

21,537 of the RSUs and 1,656 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011).

—

15,161 of the RSUs and 1,167 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011).

—

51,397 of the RSUs and 2,626 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 6, 2012).

—

21,541 of the RSUs and 1,104 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 15, 2012).

—	52,150 of the RSUs and 1,028 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 12, 2013).
(3)	This amount consists of 266,070 RSUs granted to Mr. Altman and 14,683 dividend equivalent RSUs, as follows:
—	46,297 of the RSUs and 4,526 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 4, 2010).
—

29,434 of the RSUs and 2,259 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011).

—

18,193 of the RSUs and 1,399 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011).

—

69,386 of the RSUs and 3,543 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 6, 2012).

—

29,619 of the RSUs and 1,516 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 15, 2012).

—	73,141 of the RSUs and 1,440 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 12, 2013).
(4)	This amount consists of 44,790 RSUs granted to Mr. Walsh and 2,114 dividend equivalent RSUs, as follows:
—	3,819 of the RSUs and 380 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 4, 2010).
—

7,179 of the RSUs and 554 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011).

—

16,191 of the RSUs and 832 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 6, 2012).

—	17,601 of the RSUs and 348 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 12, 2013).
(5)	This amount consists of the following:
—

160,376 unvested restricted shares of Class A common stock that Mr. Sibbald was granted in accordance with the Lexicon Agreement and 10,565 dividend equivalent shares that relate to such unvested restricted shares. The restricted shares will vest and be delivered in substantially equal installments on each of June 30, 2014 and June 30, 2015. Upon vesting, such shares will be subject to transfer restrictions until the earlier of (a) the first anniversary of the relevant vesting date and (b) the date of the first secondary offering by Evercore following the relevant vesting date. Vesting and delivery of such shares will accelerate in certain circumstances, including, but not limited to, Mr. Sibbald’s termination without “cause,” a qualifying retirement or upon a change of control.

—

22,743 RSUs and 1,164 dividend equivalent RSUs that vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 6, 2012).

—	50,586 RSUs and 997 dividend equivalent RSUs that vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 12, 2013).
(6)	This amount consists of 64,277 RSUs granted to Mr. Aspe and 2,740 dividend equivalent RSUs, as follows:
—	3,969 of the RSUs and 394 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 4, 2010).
—

7,179 of the RSUs and 554 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011).

—	722 of the RSUs and 61 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011).
—

17,989 of the RSUs and 921 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 6, 2012).

—

4,040 of the RSUs and 211 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 15, 2012).

—	30,378 of the RSUs and 599 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 12, 2013).
(7)	The market value is based upon the closing price of our Class A common stock on December 31, 2013 ($59.78).

Options Exercised and Stock Vested in 2013

Although we have the authority to issue stock options since our IPO, we have not issued any stock options. Accordingly, the below table is with respect to the vesting of RSUs and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Ralph Schlosstein	56,353		2,187,094
Roger C. Altman	130,691		5,048,845
Robert B. Walsh	13,477		515,955
Andrew Sibbald	92,574	(1)	3,605,037
Pedro Aspe	27,898		1,081,052

(1)	This includes 84,756 restricted shares of Class A common stock that Mr. Sibbald was awarded in accordance with the Lexicon Agreement and that vested and were delivered on June 30, 2013. On October 23, 2013, the Board released the transfer restrictions on 63,567 of such vested restricted shares that otherwise would have been released on or before June 30, 2014 pursuant to the Lexicon Agreement. The transfer restrictions on the remaining 21,189 restricted shares will be released on or before June 30, 2014.
(2)	The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date.

Nonqualified Deferred Compensation for 2013

As discussed above, the portion of our NEOs’ annual bonuses that is not paid in RSUs or current cash is paid in the form of deferred cash. This deferred cash represents a contractual, unsecured right to a payment in the future, upon satisfaction of service-based vesting conditions. The vesting schedule is substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and, for deferred cash awards granted in connection with 2011 bonuses, termination without cause. While the vesting schedule for deferred cash awards is substantially equal annual installments over four years, it reflects the fact that these awards are denominated in dollars rather than shares. Thus, 25% of the then-current account balance will become vested and will be delivered on the first anniversary of the grant date, 33% of the then-current account balance will become vested and will be delivered on the second anniversary of the grant date, 50% of the then-current account balance will become vested and will be delivered on the third anniversary of the grant date and 100% of the then-current account balance will become vested and will be delivered on the fourth anniversary of the grant date. See “—Compensation Discussion and Analysis—Principal Components of Annual Executive Compensation” above and “—Potential Payments Upon Termination of Employment or Change in Control” below for a further description of the vesting schedule and acceleration of vesting of the deferred cash awards.

Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds selected by the executive from a list of funds established by us. Currently, the list of available funds is based on those available under our 401(k) plan. Executives have a limited opportunity to reallocate their deferred cash among the available funds from time to time.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Ralph Schlosstein	—	—	—	—	—
Roger C. Altman	—	—	—	—	—
Robert B. Walsh	—	—	(5,155)	30,028	55,917
Andrew Sibbald	—	—	—	38,751	116,254
Pedro Aspe	—	—	52,048	58,148	197,760

(1)	There were no deferred cash awards granted to any of these executives for 2013 performance.
(2)	Amounts shown as earnings reflect gains and losses on hypothetical investments in one or more registered mutual funds.
(3)	Other than with respect to Mr. Sibbald, distributions of deferred cash occur within two and one-half months following the applicable vesting date. With respect to Mr. Sibbald, a distribution of deferred cash was paid out on April 22, 2013, with one-third of the remaining balance to be paid out in each of April 2014, April 2015 and April 2016.
(4)	Of the amounts in this column, the deferred cash awards granted to Messrs. Aspe, Sibbald and Walsh of $203,860, $155,385 and $91,101, respectively, have been disclosed in the Summary Compensation Table in previous proxy statements of the Company.

Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2013 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Equity Awards.” The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have given the advance notice required for such qualifying retirement. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2013 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2013 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)		Accelerated Vesting of Deferred Cash Bonus ($)		Other ($)		Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
• Termination due to death or disability	—		4,000	(1)	—		16,783	(2)	—		—		20,783
• Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	10,973	(4)	4,000	(1)	72	(5)	10,679	(3)	—		—		25,724
• Qualifying Termination within six months prior to or anytime following a change in control	16,460	(6)	4,000	(1)	108	(7)	16,783	(2)	—		11,981	(8)	49,332
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		16,783	(2)	—		—		16,783
Ralph L. Schlosstein
• Termination due to death, disability or termination by us without “cause” or by the executive for “good reason”	—		4,250	(9)	—		96,807	(10)	—		—		101,057
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		39,958	(11)	—		—		39,958
Robert B. Walsh
• Change in control (regardless of whether executive’s employment terminates), termination due to death or disability	—		—		—		2,804	(12)	55	(13)	—		2,859
• Termination by us without cause	—		—		—		2,091	(14)	—		—		2,091
Andrew Sibbald
• Change in control (regardless of whether executive’s employment terminates), termination due to death or disability or termination by us without cause	—	(15)	—		—		14,732	(16)	116	(17)	—		14,848
Pedro Aspe
• Termination due to death or disability	—		5,500	(18)	—		4,006	(19)	198	(20)	—		9,704
• Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	3,289	(21)	5,500	(18)	40	(22)	3,236	(23)	161	(24)	—		12,226
• Qualifying Termination within six months prior to or anytime following a change in control	4,933	(25)	5,500	(18)	59	(26)	4,006	(19)	161	(24)	3,565	(27)	18,224
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		4,006	(19)	198	(20)	—		4,204

(1)	This amount consists of Mr. Altman’s annual bonus for the 2013 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purpose only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(2)	This amount represents the value of 280,753 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(3)	This amount represents the value of 178,645 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(4)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(5)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(6)	This amount is equal to three times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(7)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(8)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2013, within six months prior to or anytime following a change in control.
(9)	This amount consists of Mr. Schlosstein’s annual bonus for the 2013 fiscal year; Mr. Schlosstein would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Schlosstein would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Schlosstein would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(10)	Of this amount, $67,698 represents the value of 1,132,460 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2013 ($59.78). Of this amount, $29,109 represents the value of the lapse of the Company’s right to repurchase 1,391,466 Evercore LP limited partnership units from Mr. Schlosstein and the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”), based on the excess of the closing price of our Class A common stock on December 31, 2013 ($59.78) over the fair market value of the Evercore LP limited partnership units held by Mr. Schlosstein and the Trust as of December 31, 2013. The fair market value of the Evercore LP limited partnership units held by Mr. Schlosstein and the Trust as of December 31, 2013 is determined using the same methodology utilized in the independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(11)	Of this amount, $10,849 represents the value of 181,474 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2013 ($59.78). Of this amount, $29,109 represents the value of the lapse of the Company’s right to repurchase 1,391,466 Evercore LP limited partnership units from Mr. Schlosstein and the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”), based on the excess of the closing price of our Class A common stock on December 31, 2013 ($59.78) over the fair market value of the Evercore LP limited partnership units held by Mr. Schlosstein and the Trust as of December 31, 2013. The fair market value of the Evercore LP limited partnership units held by Mr. Schlosstein and the Trust as of December 31, 2013 is determined using the same methodology utilized in the independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(12)	This amount represents the value of 46,904 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(13)	This amount represents the deferred portion of Mr. Walsh’s 2010 annual bonus, as adjusted for earnings and losses.
(14)	This amount represents the value of 34,972 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(15)	Pursuant to his employment agreement, Mr. Sibbald is entitled to 6 months’ prior notice of a termination of employment. We may pay Mr. Sibbald his base compensation and provide other customary benefits in lieu of providing such notice. However, we have assumed for purposes of this table that Mr. Sibbald had been provided with notice of termination no later than June 30, 2013.
(16)	Of this amount, $4,513 represents the value of 75,490 otherwise unvested RSUs and $10,219 represents the value of 170,941 shares of our Class A common stock that will be received by Mr. Sibbald pursuant to the Lexicon Sale and Purchase Agreement based on the closing price of our Class A common stock on December 31, 2013 ($59.78). In the event the vesting of Mr. Sibbald’s shares is accelerated as a result of either his termination of employment by us without cause or as a result of a change in control, the shares shall continue to be subject to a transfer restriction until the earlier of (i) the first anniversary of the vesting date of the shares or (ii) the date of the first secondary offering by Evercore following the vesting date.
(17)	This amount represents the deferred cash portion of Mr. Sibbald’s 2011 annual bonus, as adjusted for earnings and losses.
(18)	This amount consists of Mr. Aspe’s annual bonus for the 2013 fiscal year; Mr. Aspe would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Aspe would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Aspe would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(19)	This amount represents the value of 67,017 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(20)	This amount represents the deferred portion of Mr. Aspe’s 2010 and 2011 annual bonuses, as adjusted for earnings and losses.
(21)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of the Company in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP limited partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP limited partnership units directly or indirectly held by both Mr. Altman and Austin M. Beutner at the time of the IPO).
(22)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(23)	This amount represents the value of 54,138 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2013 ($59.78).
(24)	This amount represents the deferred portion of Mr. Aspe’s 2011 annual bonus, as adjusted for earnings and losses.
(25)	This amount is equal to three times the greater of: (a) the sum of (i) the executive’s base salary and (ii) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of the Company in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP limited partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP limited partnership units directly or indirectly held by both Messrs. Altman and Austin M. Beutner at the time of the IPO).
(26)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(27)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2013, within six months prior to or anytime following a change in control.

Employment Agreements and Equity Awards

Employment Agreements with Messrs. Altman and Aspe

We have entered into substantially similar employment agreements with each of Messrs. Altman and Aspe (each, for purposes of summary of these two agreements only, an “Executive”). Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 16 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended. Pursuant to the terms of Mr. Aspe’s employment agreement, Mr. Aspe serves as an SMD of Evercore LP, Co-Chairman of the Board, a member of the Board and chief executive officer of Evercore Partners Mexico, for automatic, successive one-year extensions of his employment expiring on August 16 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended.

Mr. Altman’s and Mr. Aspe’s employment agreement provides for an annual base salary of $500,000 and each Executive is entitled to an annual bonus as determined in the discretion of the Compensation Committee. According to their employment agreements, up to 50% of the annual bonus payable to the Executives may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate as may be applicable to restricted securities issued to our other SMDs), which may accelerate upon death, disability, change in control or retirement eligibility.

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (3) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had the Executive’s employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If the Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by the Executive for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had the Executive’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to the Executive are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of the employment agreements of Messrs. Altman and Aspe, “cause” means the occurrence of: (1) the Executive’s breach of a material obligation under the governing documents of our entities, (2) the Executive’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) the Executive’s perpetration of a fraud against us, (4) the Executive’s willful and continued failure to perform his duties to us or (5) any willful misconduct by the Executive which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the employment agreements of Messrs. Altman and Aspe, “good reason” means: (1) our failure to pay the Executive’s base salary and annual bonus (if such amounts become payable to the Executive), (2) the failure to re-elect the Executive as a member of the Board, (3) any diminution in the Executive’s title or authority with us or (4) our failure to provide the Executive with the employee benefits or perquisites provided for in the employment agreement.

In the event of a termination of an Executive employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

The Executives also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, the Executives are subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with the Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, if payments or benefits provided to each of Messrs. Altman and Aspe under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Effective May 21, 2009, we entered into an employment agreement with Mr. Schlosstein. Pursuant to the terms of Mr. Schlosstein’s employment agreement, Mr. Schlosstein serves as our CEO and as a member of the Board, for a term of five years. Mr. Schlosstein’s employment agreement provides for an annual base salary of $500,000 and an annual incentive bonus determined in the sole discretion of the Compensation Committee. According to his employment agreement, up to 50% of the annual incentive bonus payable to Mr. Schlosstein may be payable in the form of our restricted securities, with such restricted securities vesting based on the continued service of Mr. Schlosstein.

Pursuant to his employment agreement, if Mr. Schlosstein’s employment is terminated by us for “cause” (as defined below) or if Mr. Schlosstein resigns without “good reason” (as defined below) prior to the expiration of the term, Mr. Schlosstein would be entitled to receive the accrued rights (as defined above under “—Employment Agreements with Messrs. Altman and Aspe”).

If Mr. Schlosstein’s employment is terminated prior to the expiration of the term as a result of his death or disability, or by us without “cause” or by Mr. Schlosstein for “good reason,” in addition to the accrued rights, Mr. Schlosstein would be entitled to: (1) a lump sum payment equal to Mr. Schlosstein’s earned but unpaid annual incentive bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had Mr. Schlosstein’s employment not terminated and (2) a pro-rated portion of the annual incentive bonus, calculated based on the number of months (and any fraction thereof) Mr. Schlosstein is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. In addition, (1) any restricted stock or RSUs granted to Mr. Schlosstein as payment of his annual incentive bonus will become fully vested; (2) the RSUs granted to Mr. Schlosstein in connection with his commencement of employment with us will become vested to the extent the applicable share price targets have been achieved; and (3) subject to the terms of our Partnership Agreement, as amended, our option to repurchase Mr. Schlosstein’s Class B-3 Units of the Evercore LP and the restrictions on the ability to exchange such Class B-3 Units into shares of Class A common stock will each lapse. The benefits payable to Mr. Schlosstein are conditioned on his execution and delivery of a general release of claims against us and on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Schlosstein’s employment agreement, “cause” and “good reason” have substantially the same meanings as defined in Mr. Altman’s and Mr. Aspe’s employment agreements, as described above.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months and only if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

If a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Special Equity Award for Mr. Schlosstein

The Compensation Committee, on January 29, 2013, agreed to grant to Mr. Schlosstein, in accordance with and pursuant to the terms of the Company’s Plan, 50,000 RSUs, subject to performance-based and time-based vesting conditions as described below. Such grant was made pursuant to a separate award agreement.

In particular, the RSUs vest as follows: (1) on the fourth anniversary of the grant date, provided that Mr. Schlosstein remains in continuous employment through such date and the Company’s stock price has by then closed at or above $45 for 20 consecutive trading days; or (2) if prior to the fourth anniversary of the grant date, Mr. Schlosstein’s employment terminates due to (a) termination by the Company without “cause” (as defined in the award agreement), (b) his death or (c) his “disability” (as defined in the Company’s Plan), if, in each case, the Company’s stock price has closed at or above $45 for 20 consecutive trading days (which has since occurred). Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. The RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate. RSUs not previously settled in shares of Class A common stock are subject to forfeiture in the event of a breach of certain restrictive covenants.

Schedule of Terms with Mr. Sibbald

In connection with the acquisition of Lexicon, we entered into a Schedule of Terms with Mr. Sibbald, effective August 19, 2011. Pursuant to such Schedule of Terms and related agreements, Mr. Sibbald became a member and CEO of Evercore Partners International.

Mr. Sibbald is entitled to take such monthly drawings as advised by the Executive Committee of Evercore Partners International, from time to time, subject to a minimum monthly drawing of £20,833 (approximately $33,333, based on an exchange rate for 2013 of £0.625 to U.S. $1.00). The Executive Committee of Evercore

Partners International is solely responsible in its absolute discretion for determining Mr. Sibbald’s share of the distributable cash of Evercore Partners International. Evercore Partners International will also pay 17.5% of his monthly drawing into a proposed pension plan selected by Mr. Sibbald, subject to tax limits that may apply from time to time, and provide death in service benefits equal to four times his annual drawings and other health and welfare benefits offered to other members.

Mr. Sibbald may elect to terminate his membership with or without “good reason” (as defined below) upon six months’ prior written notice to Evercore Partners International, and Evercore Partners International may terminate Mr. Sibbald’s membership without “cause” (as defined below) by providing six months’ prior written notice to him. Upon a termination, Evercore Partners International may elect to pay Mr. Sibbald in lieu of part or all of any notice. This payment will consist of Mr. Sibbald’s permitted drawings and other customary benefits as provided for in the Schedule of Terms. Evercore Partners International may terminate Mr. Sibbald’s membership for cause with no notice.

For purposes of Mr. Sibbald’s Schedule of Terms, “good reason” means the occurrence of (1) a reduction in Mr. Sibbald’s drawings or the other benefits provided for in his Schedule of Terms or a diminution in his title or status (such that he is no longer a SMD); (2) Mr. Sibbald’s dismissal, if the Executive Committee so determines, for not participating in a capital call in accordance with the Evercore Partners International Deed; (3) Mr. Sibbald’s removal from office as CEO of Evercore Partners International, or chairman of Evercore Partners International, or Executive Committee representative of Evercore Partners International without such removal having first been ratified by the Executive Committee; (4) a material, unremedied breach by Evercore Partners International or its corporate members of the terms of the Evercore Partners International Deed or Mr. Sibbald’s Schedule of Terms; (5) any other circumstances that, were Mr. Sibbald an employee of Evercore Partners International, would amount to a fundamental breach of his contract of employment; or (6) any other circumstance which a Queen’s Counsel of at least 25 years’ call who specializes in employment law confirms would have had a real prospect of success as a claim for dismissal for good reason had Mr. Sibbald been an employee of Evercore, Evercore Partners International or any of their respective affiliates; however, neither removal from any directorship of Evercore Partners International or any of its subsidiaries or from any regulatory office which Mr. Sibbald performs pursuant to certain rules or regulations, nor the making of any amendments to the terms and conditions of his benefits provided for in his Schedule of Terms to the extent required to comply with changes in all applicable law and regulation, would be deemed to be good reason.

In addition, for purposes of Mr. Sibbald’s Schedule of Terms, “cause” means the occurrence of (1) a material breach by Mr. Sibbald of his Schedule of Terms or the Evercore Partners International Deed or any other material breach by Mr. Sibbald of his duties; (2) Mr. Sibbald’s failure to pay over or refund to Evercore Partners International any money for which he is accountable to Evercore Partners International in excess of £5,000 (approximately $8,000, based on an exchange rate for 2013 of £0.625 to U.S. $1.00) within 14 days after being required in writing to do so by the executive committee; (3) Mr. Sibbald becoming subject to the bankruptcy laws or entering into any composition or arrangement with or for the benefit of his creditors; (4) Mr. Sibbald acting in any respect contrary to the good faith or goodwill which ought to be observed between members of Evercore Partners International or in a manner tending to bring Evercore Partners International into disrepute that, in any such case, has a material adverse effect on the business; (5) Mr. Sibbald being absent from the business for a material period of time on a material number of occasions; (6) Mr. Sibbald misusing confidential information in a manner that has a material adverse effect on the business; (7) Mr. Sibbald’s (a) conviction of an offense under any law or regulation relating to insider dealing or, through any act or omission on his part, breached or caused Evercore Partners International to breach any securities laws, or any rules or regulations to which Evercore Partners International is or may be bound, in a manner that has a material adverse effect on the business, (b) breach of the provisions of the Evercore Partners International compliance manual in a manner which has a material adverse effect on the business, (c) conviction of a criminal offense or being reasonably suspected by the CEO of the Company after having made all reasonable enquiries, of being guilty of fraud, theft, criminal damage or willful dishonesty, (d) abuse of alcohol in the course of conducting the business or while on the premises of Evercore Partners International or (e) assault on any person during the conduct of his duties or while on the premises of the Company, Evercore Partners International or any of their respective affiliates or any client of the Company, Evercore Partners International or any of their respective affiliates; (8) Mr. Sibbald committing arson of property or sabotage of machinery and/or materials which are on the premises of or belong to the Company, Evercore Partners International or any of their respective affiliates or any client of the Company, Evercore Partners International or any of their respective affiliates or any act or omission constituting unlawful discrimination (directly, indirectly or by association) on grounds of sex, race, disability, age, sexual orientation or religion or belief, or harassment on any of these grounds; (9) Mr. Sibbald giving false information on employment, health and previous experience relevant to his appointment as a member of Evercore Partners International; or (10) following receipt of a written warning from the CEO of the Company, Mr. Sibbald failing to remedy within 10 business days what the CEO of the Company and a super majority of the senior SMDs acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his fundamental obligation to commit time and effort to the performance of his duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his summary dismissal. This definition of “cause” is broader than the definition of “cause” under the Lexicon Agreement. See “Related Person Transactions and Other Information—Acquisition of Lexicon” above for an overview of the “cause” definition under the Lexicon Agreement.

If Mr. Sibbald’s service is terminated due to his death, permanent incapacity, being removed without cause (which includes constructive termination) or qualifying retirement, or if Mr. Sibbald terminates his service with Evercore Partners International in connection with our failure to provide Evercore Partners International sufficient regulatory capital, working capital or insurance coverage or another material breach of provisions of the Evercore Partners International Deed, then he would be deemed to be “good leaver” and in all other circumstances, he would be deemed to be a “bad leaver.” If Mr. Sibbald is deemed to be a good leaver, he will be entitled to retain any unvested deferred compensation and if Evercore has also committed a material breach of the Evercore Partners International Deed, then he will be released from his post-membership restrictive covenant obligations.

Under the Schedule of Terms, Mr. Sibbald agreed to specified restrictive covenants. During his membership (including the six-month notice periods discussed above) and, until the vesting of all of the unvested restricted shares that Mr. Sibbald will receive in accordance with the Lexicon Agreement, for six months afterwards, Mr. Sibbald is subject to a covenant not to (1) compete with us, Evercore Partners International or any of our and Evercore Partners International’s respective affiliates and (2) solicit our or their employees, and certain actual and prospective clients, in each case, subject to specified exclusions. Notwithstanding the foregoing, in the event Mr. Sibbald elects to terminate the Schedule of Terms for good reason, he would no longer be subject to the notice requirements and restrictive covenants, if at the time of such termination there are no circumstances which would give Evercore Partners International grounds for his dismissal for cause.

Mr. Sibbald is also subject to standard confidentiality and proprietary information covenants set forth in the Schedule of Terms.

Evercore Equity Awards

Our RSUs vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and, with respect to RSUs granted in connection with 2011, 2012 and 2013 bonuses, termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate.

RSUs granted in connection with bonuses will continue to be paid (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives one year’s advanced notice of his or her decision to retire and, at the time of retirement, (a) is at least 55 years old and has completed at least five years of continuous service with the

Company and (b) his or her age plus years of service exceeds 65 (70 in the case of 2009 and 2010 bonuses). If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards granted in connection with 2011, 2012 and 2013 bonuses is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our NEOs as disclosed on pages 31-54. In 2011, our stockholders approved, on a non-binding, advisory basis, holding these non-binding, stockholder advisory votes on our executive compensation program once every three years. This vote represents our second non-binding, stockholder advisory vote on executive compensation.

Our stockholders overwhelmingly approved our executive compensation in the last advisory vote in 2011 with approximately 90% of voted shares cast in favor.

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

As described further under the heading “Compensation of Our Named Executive Officers,” stockholders may wish to consider the following features of our executive compensation programs and actions by our Compensation Committee in connection with this advisory vote.

•	Performance Highlights. The following are highlights of the Company’s 2013 U.S. GAAP performance:

•	TSR of 102% in the last year, 90% over the past three years and 443% over the past five years, outperforming the market

•

Repurchases of 2.5 million shares and Evercore LP limited partnership units during the year, returning $128.2 million of cash to stockholders, including dividends, and more than offsetting the dilutive effects of annual bonus equity awards. In October 2013, our Board authorized the repurchase of additional shares of Class A common stock and Evercore LP limited partnership units so that going forward Evercore will be able to repurchase an aggregate of 5 million shares of Class A common stock and Evercore LP limited partnership units for up to $250 million

•	Net Revenues of $765.4 million, up 19% compared to 2012

•	Assets Under Management in consolidated businesses: $13.6 billion, up 13% during 2013

•	Dividend increased to $0.25 per share for the last quarter of 2013

•

Compensation Highlights. Our pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of stockholders. The following are highlights of our 2013 NEO compensation structure, as determined by our independent Compensation Committee:

•

No Change in Base Salaries. Base salary, which represents the only fixed portion of an NEO’s compensation, continues to represent a minority of total compensation. We have not increased base salary for any of our NEOs since they joined us.

•

Annual Incentive Compensation 50% in Unvested Equity. For 2013, bonuses for NEOs were paid 50% in cash and 50% in RSUs that vest over four years. The Compensation Committee sets the bonus amount in its sole discretion and then allocates the amount between cash and RSUs and, as such, these RSUs are not paid as additional compensation.

•	Modest Compensation Increase Compared to Performance. Total annual incentive compensation for 2013 increased only 6% from 2012 for our CEO, as compared to a one-year TSR of 102%.

Our Board recommends that you vote “FOR” this resolution.

Proxies will be voted FOR the approval of the resolution unless otherwise specified.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Anthony N. Pritzker, Chairman*

Curt Hessler

Robert B. Millard

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

*	Mr. Pritzker resigned from our Board effective April 21, 2014. As of that date, Mr. Millard became Chairman of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 16, 2014, information regarding the beneficial ownership of Evercore LP limited partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 900,000 shares of our Class A common stock that will be delivered in respect of RSUs that will vest within 60 days of April 16, 2014 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such shares, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 34,826,942 shares of our Class A common stock issued and outstanding and (2) 4,776,233 votes associated with Class B common stock and Evercore LP limited partnership units outstanding, excluding general partnership units held by the Company, in each case as of April 16, 2014. All holders of Evercore LP limited partnership units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore Partners, 55 East 52nd Street, 38th floor, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Evercore LP Limited Partnership Units Beneficially Owned†		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Evercore LP Units	Percentage of Evercore LP Units	Number of Shares of Class B Common Stock Beneficially Owned††	Total Combined Voting Power of Evercore Partners Inc.
Principal Stockholders

5% Stockholders
FMR, LLC(1)	3,024,960	8.7%	—	—	—	7.6%
BlackRock, Inc.(2).	2,912,514	8.4%	—	—	—	7.4%
The Vanguard Group(3)	1,837,800	5.3%	—	—	—	4.6%

Directors
Roger Altman(4)	171,384	*	1,072,320	22.5%	2	3.1%
Pedro Aspe(5)	222,939	*	1	*	1	*
Richard I. Beattie(6)	23,060	*	—	—	—	*
Francois de Saint Phalle(6)	58,738	*	—	—	—	*
Gail B. Harris(6)	38,366	*	—	—	—	*
Curt Hessler(6)	13,738	*	—	—	—	*
Robert Millard(6)	36,769	*	—	—	—	*
Ralph L. Schlosstein(7)	933,862	2.6%	1,391,466	29.1%	2	5.7%

Named Executive Officers who are not Directors
Andrew Sibbald(8)	—	—	—	—	—	—
Robert Walsh(9)	67,124	*	—	—	—	*
Directors and Executive Officers as a Group (11 Persons)	1,575,109	4.4%	2,542,545	53.2%	6	10.1%

*	Less than 1%.
(†)

The limited partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Beneficial ownership of limited partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.
(††)	Each holder of Class B common stock, as such, is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Evercore LP limited partnership unit held by such holder.
(1)	Based on information set forth in the Schedule 13G/A, dated February 13, 2014 (the “FMR 13G/A”), filed with the SEC by FMR LLC and Edward C. Johnson 3d (collectively, the “FMR reporting persons”). The address of the FMR reporting persons is 245 Summer Street, Boston, Massachusetts 02210. According to the FMR 13G/A, FMR LLC has sole voting power over 27,700 shares and the FMR reporting persons have sole dispositive power over 3,024,960 shares.
(2)

Based on information set forth in the Schedule 13G, dated January 17, 2014 (the “BlackRock 13G”), filed with the SEC by BlackRock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022. According to the BlackRock 13G, BlackRock has sole voting power over 2,816,531 shares and sole dispositive power over 2,912,514 shares.

(3)	Based on information set forth in the Schedule 13G, dated February 6, 2014 (the “Vanguard 13G”), filed with the SEC by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13G, Vanguard has sole voting power over 44,211 shares, sole dispositive power over 1,795,789 shares and shared dispositive power over 42,011 shares.
(4)	Some of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 188,526 unvested RSUs granted to Mr. Altman under the Company’s Plan.
(5)	Does not include 69,106 Evercore LP limited partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or investment power, that are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. Does not include 93,906 unvested RSUs granted to Mr. Aspe under the Company’s Plan.
(6)	Does not include 1,058 unvested RSUs granted to each non-management directors as director compensation.
(7)	Includes 900,000 unvested RSUs granted to Mr. Schlosstein under the Company’s Plan that will vest within 60 days. The Evercore LP limited partnership units reflected in the table above are held in trust for the benefit of Mr. Schlosstein’s family and as to which Mr. Schlosstein has voting and/or investment power. Mr. Schlosstein disclaims beneficial ownership of these limited partnership units. Does not include 201,679 unvested RSUs granted to Mr. Schlosstein under the Company’s Plan.
(8)	Does not include 72,575 unvested RSUs granted to Mr. Sibbald under the Company’s Plan or 21,189 vested and 170,917 unvested restricted shares of Class A common stock granted to Mr. Sibbald in accordance with the Lexicon Agreement. See “Related Person Transactions and Other Information—Acquisition of Lexicon.”
(9)	Does not include 42,193 unvested RSUs granted to Mr. Walsh under the Company’s Plan.

In addition, we entered into a series of agreements with Mizuho Corporate Bank, Ltd. and some of its affiliates which provided for, among other matters, the issuance of a warrant to purchase 5,454,545 shares of Class A common stock at $22.00 per share, the exercise of which is subject to a number of restrictions. Neither Mizuho nor any of its affiliates may exercise the warrant other than contemporaneously with or immediately prior to a transfer of all shares of Class A common stock issued pursuant to such exercise and on the condition that Mizuho or its affiliates, as applicable, has entered into a binding agreement to effectuate such transfer to an unaffiliated person and completes such transfer. Pursuant to the agreement, Mizuho may transfer the warrant or shares of Class A common stock underlying the warrant only to the extent that such transfer is made pursuant to a widely distributed public offering or does not result in any holder or group of affiliated holders directly or indirectly owning more than 2% of the Company’s voting securities and the total shares of Class A common stock transferred, together with any shares of Class A common stock (on an as-converted basis) transferred during the preceding 12 months, is less than 25% of the Company’s outstanding Class A common stock.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the Investor Relations link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2013 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•

discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC.

Audit Committee:

Curt Hessler, Chairman

Gail B. Harris

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2013. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2014, as well as an audit of our internal control over financial reporting for 2014. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our stockholders for ratification at the Annual Meeting. Our Board recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our stockholders to ascertain their views. If our stockholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

The following table sets forth aggregate fees billed to us for the years ended December 31, 2013 and 2012 by Deloitte:

	2013	2012
	(in thousands)
Audit Fees	$2,965	$2,358
Audit-Related Fees	0	36
Tax Fees	—	—
All Other Fees	4	4

Total	$2,969	$2,398

Audit Fees include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services related to the rendering of consents to be included in registration statements, audit opinions issued related to statutory and regulatory filings in the United States, United Kingdom, Brazil, Mexico, Singapore and Hong Kong, the issuance of SSAE 16 Type II and AT101, and audit reports related to a surprise custody exam. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC.

Audit-Related Fees in 2012 included fees for assurance-related services rendered in connection with accounting consultations for proposed acquisitions, divestitures, proposed investment transactions and proposed fund transactions.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool and for participation in Deloitte-sponsored continuing educational programs.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for the years ended December 31, 2012 and 2013 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2015 ANNUAL MEETING

In order for a stockholder proposal to be included in our Proxy Statement to be issued in connection with our 2015 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 26, 2014 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders).

In addition to including a proposal in our proxy materials, eligible stockholders may wish to submit director nominations and other proposals at the 2015 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 5, 2015 and no later than March 7, 2015 or (B) in the event that our 2015 Annual Meeting of stockholders is held prior to May 16, 2015 or after August 14, 2015, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “Annual Report and Corporate Secretary” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Corporate Secretary

Dated: April 25, 2014

GLOSSARY OF KEY DEFINED TERMS

Annual Meeting	2014 Annual Meeting of Stockholders

Annual Report	2013 Annual Report to Stockholders (which includes our Annual Report on Form 10-K) for the fiscal year ended December 31, 2013

Beneficial owner	Stockholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore Partners Inc.

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Partners Inc.

Company’s Plan	Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan

Deloitte	Deloitte & Touche LLP

Discovery Fund	Discovery Americas I L.P.

ECP II	Evercore Capital Partners II

EMP II	Evercore Mexico Capital Partners II, L.P.

EMP III	Evercore Mexico Capital Partners III, L.P.

Evercore	Evercore Partners Inc. and its subsidiaries

Evercore Partners International	Evercore Partners International LLP

Evercore Partners International Deed	Evercore Partners International’s Amended and Restated Limited Liability Partnership Deed, dated August 19, 2011

Evercore Partners Mexico	Evercore Partners Mexico, S. de R.L.

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2013

IPO	Evercore Partner Inc.’s 2006 initial public offering

Lehman Brothers	Lehman Brothers Holdings Inc.

Lexicon	Lexicon Partnership LLP

Lexicon Agreement	Definitive sale and purchase agreement entered into on June 7, 2011 by and among Evercore Partners Inc. and the shareholders of the Lexicon Partnership LLP

NEO	Named Executive Officer

NYSE	New York Stock Exchange

Partnership Agreement	Second Amended and Restated Partnership Agreement of Evercore LP

Private Equity Funds	ECP II, the Discovery Fund, EMP II and EMP III

Prudential	Prudential Financial, Inc.

RSU	Restricted stock units

Say on pay	Non-binding, advisory stockholder vote on executive compensation

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SMD	Senior Managing Director

STB	Simpson Thacher & Bartlett LLP

Stockholder of record	Stockholder with shares held in their name

Street name	Shares held through a bank, broker or other holder of record

Trilantic	Trilantic Capital Partners

Trilantic Funds	Tralantic IV and Trilantic V

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

TSR	Total stockholder return

EVERCORE PARTNERS INC. ATT: ADAM B. FRANKEL, CORP. SEC. 55 EAST 52ND STREET, 38TH FLOOR NEW YORK, NY 10055

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01 Roger C. Altman 02 Pedro Aspe 03 Richard I. Beattie 04 Francois de St. Phalle 05 Gail B. Harris
06 Curt Hessler 07 Robert B. Millard 08 Ralph L. Schlosstein
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	To approve, on an advisory basis, the compensation of our Named Executive Officers.					☐	☐	☐

3	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, and Annual Report is/are available at www.proxyvote.com.

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EVERCORE PARTNERS INC.

Annual Meeting of Stockholders

June 5, 2014 9:00 a.m.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam B. Frankel and Ralph L. Schlosstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE PARTNERS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 5, 2014 at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The stockholder(s) acknowledge receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side

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